UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)

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☐	Soliciting Material Pursuant to §240.14a-12

GAS NATURAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY DATED JUNE 10, 2016
SUBJECT TO COMPLETION

[          ], 2016

Dear Fellow Shareholder:

You are cordially invited to attend the 2016 annual meeting of shareholders of Gas Natural Inc. on [          ], 2016, at [    ] at [    ]. We had another productive year for Gas Natural in 2015. We began the year with a strategic agenda to further improve our regulatory relationships and corporate governance, enhance organizational controls and operational efficiency, rationalize non-core assets, and simplify our corporate organization and debt.

We have strengthened our board of directors. It is now comprised of six experienced and highly qualified directors, five of whom are non-employees. Three of these directors joined the board in 2015. I have been with Gas Natural since September of 2014, and began serving as your chairman in July 2015. All of our directors are actively engaged in overseeing management as it executes its plans and strategies for creating long-term value for all of our shareholders. We believe our board reflects an appropriate balance of institutional knowledge and experience with fresh perspectives and insights.

Management has established practices to repair and stabilize relations with its regulators, restored morale throughout the organization, and redirected capital investments to improve the opportunity for returns. The company is in the process of requesting regulatory approvals for a recapitalization and corporate restructuring plan that will facilitate growth going forward. Management has right-sized the organization and we believe it has made significant progress in its growth strategy.

As more fully described in the attached notice of annual meeting and the accompanying proxy statement, the principal business to be addressed at the annual meeting is the election of directors, the ratification of the appointment of our independent auditors for 2016, the advisory approval of the 2015 executive compensation, and a shareholder proposal, if properly presented at the annual meeting. In addition, our management will report on our results and will be available to respond to your questions.

Your vote will be especially important at the annual meeting. As you may have heard, Richard M. Osborne, Sr., who with his other five nominees hold less than 0.01% of our common stock, has provided notice of his intent to nominate a slate of six nominees for election as directors at the annual meeting in opposition to the six nominees recommended by your board of directors and to present a proposal to repeal any amendment to our code of regulations adopted without shareholder approval after May 24, 2016.

You may receive a proxy statement, WHITE proxy card and other solicitation materials from Richard Osborne. Gas Natural is not responsible for the accuracy of any information provided by or relating to Richard Osborne or his nominees contained in solicitation materials filed or disseminated by or on behalf of Richard Osborne and any other statements that Richard Osborne may make.

The board of directors does NOT endorse the election of Richard Osborne’s nominees at the annual meeting. Your board is deeply committed to Gas Natural, its shareholders and the creation and enhancement of shareholder value. Instead your board strongly urges you to vote FOR our nominees. Your board of directors unanimously recommends that you vote FOR the election of each of the nominees proposed by the board on the enclosed GREEN proxy card and AGAINST Richard Osborne’s proposal described above. The board strongly urges you NOT to sign or return any proxy card sent to you by Richard Osborne. If you have previously submitted a WHITE proxy card sent to you by Richard Osborne, you can revoke that proxy and vote FOR your board of directors’ nominees and on the other matters to be voted on at the meeting by using the enclosed GREEN proxy card.

Please read the enclosed proxy statement as it contains important information you need to know to vote at the 2016 annual meeting. You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote today. For further details, see “Questions and Answers about the Annual Meeting” in the accompanying proxy statement.

Your vote is important to us. Whether or not you plan to attend the annual meeting, please return the enclosed GREEN proxy card as soon as possible to ensure your representation at the meeting. You may choose to vote in person at the annual meeting even if you have returned a GREEN proxy card.

On behalf of the directors and management of Gas Natural, I would like to thank you for your support and confidence and look forward to seeing you at the meeting.

Sincerely,

Michael R. Winter
Chairman of the Board

Notice of Annual Meeting of Shareholders

Time and Date:	[ ], 2016, at [ ]
Place:	[ ]
Record Date:	[ ], 2016
Items to be Voted On:	1. To elect six directors to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified,
2. To ratify the appointment of MaloneBailey LLP as our independent auditor for the year ending December 31, 2016,
3. To approve, on an advisory basis, the compensation of our named executive officers for 2015,
4. A shareholder proposal by Richard M. Osborne, Sr. to repeal any amendments to our code of regulations adopted without shareholder approval after May 24, 2016, and
5. To transact such other business as may properly come before the meeting or any adjournment thereof.
These items of business are more fully described in the proxy statement accompanying this notice. Only shareholders of record at the close of business on [ ], 2016, are entitled to vote at the annual meeting.
Contested Election:	Gas Natural received notice from Richard M. Osborne, Sr. of his intention to propose six alternative director nominees for election at the annual meeting in opposition to the nominees recommended by your board. You may receive solicitation materials from Richard Osborne seeking your proxy to vote for his nominees. YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE BOARD’S NOMINEES ON THE ENCLOSED GREEN PROXY CARD AND AGAINST RICHARD OSBORNE’S PROPOSAL DESCRIBED ABOVE. YOUR BOARD URGES YOU NOT TO SIGN OR RETURN OR VOTE ANY PROXY CARD SENT TO YOU BY RICHARD OSBORNE. If you have already voted using a WHITE proxy card sent to you by Richard Osborne, you can REVOKE it by signing and dating the enclosed GREEN proxy card and returning it in the postage prepaid envelope enclosed for your convenience.
How to Vote:	YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE REQUEST THAT YOU READ THE PROXY STATEMENT AND VOTE YOUR SHARES BY SIGNING AND DATING THE ENCLOSED GREEN PROXY CARD AND RETURNING IT IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR YOUR CONVENIENCE.
You may receive a proxy statement, WHITE proxy card and other solicitation materials from Richard Osborne. If you have previously submitted a WHITE proxy card sent to you by Richard Osborne, you can revoke that proxy and vote FOR your board of directors’ nominees and on the other matters to be voted on at the meeting by using the enclosed GREEN proxy card.

Only your last-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the annual meeting as described in the accompanying proxy statement.
Contact Information:	If you have any questions about the attached proxy statement or require assistance in voting your shares on the GREEN proxy card or voting instruction form, or need additional copies of Gas Natural’s proxy materials, please contact D.F. King, our proxy solicitor assisting us with the annual meeting at:
D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 Banks and brokers call collect: (212) 269-5550 All others call toll free: (800) 821-8780

By Order of the Board of Directors,

Christopher J. Hubbert
Corporate Secretary

GAS NATURAL INC.

PROXY STATEMENT

PRELIMINARY COPY SUBJECT TO COMPLETION

i

ii

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on [          ], 2016: This proxy statement and our annual report for the year ending December 31, 2015, are available on our website at http://proxy.egas.net.

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors to be used at our 2016 annual meeting of shareholders to be held on [          ], 2016, and any postponements or adjournments of the meeting.

This proxy statement and the accompanying chairman’s letter, notice and GREEN proxy card, together with our annual report to shareholders for the year ended December 31, 2015, are being sent to our shareholders beginning on or about [          ], 2016.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	When and where is the annual meeting?
A:	Our 2016 annual meeting of shareholders will be held on [ ], 2016, at [ ] at [ ].
Q:	What am I voting on?
A:	Proposal 1 — Election of six directors (Michael B. Bender, James P. Carney, Richard K. Greaves, Robert B. Johnston, Gregory J. Osborne and Michael R. Winter),

Proposal 2 — Ratification of the appointment of MaloneBailey LLP as our independent auditor for the year ending December 31, 2016,

Proposal 3 — Approval of the advisory resolution on executive compensation, and

Proposal 4 — Shareholder proposal by Richard M. Osborne, Sr. to repeal any amendments to our code of regulations adopted without shareholder approval after May 24, 2016.

If a permissible proposal other than the listed proposals is presented at the annual meeting, your signed proxy card gives authority to Vincent A. Parisi or James E. Sprague to vote on any additional proposal.

Q:	Have other candidates been nominated for election as directors at the annual meeting in opposition to the board’s nominees?
A:	Yes. Richard M. Osborne, Sr. has notified us that he intends to nominate six nominees for election to the board at the annual meeting in opposition to the nominees recommended by the board. The board does not endorse Richard Osborne’s nominees and unanimously recommends that you vote FOR all of the nominees proposed by the board by using the GREEN proxy card accompanying this proxy statement. The board strongly urges you not to sign or return any proxy card sent to you by Richard Osborne, which would be on a WHITE proxy card. If you have previously submitted a WHITE proxy card sent to you by Richard Osborne, you can revoke that proxy and vote FOR our board’s nominees and on the matters to be voted on at the annual meeting by using the GREEN proxy card and issuing a later-dated vote.
Q:	How does the board recommend that I vote?
A:	The board recommends that you vote your shares on the GREEN proxy card as follows:
•	FOR all of the six director nominees named in this proxy statement to hold office until our 2017 annual meeting,
•	FOR the ratification of the appointment of MaloneBailey LLP as our independent registered public accounting firm for the year ending December 31, 2016,
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers for 2015, and
•	AGAINST the shareholder proposal by Richard M. Osborne, Sr. as further described in this proxy statement.

Q:	Who is entitled to vote?
A:	Our record date is [ ], 2016. Only holders of our common stock as of the close of business on [ ], 2016, are entitled to vote. Each share of common stock is entitled to one vote.
Q:	How do I vote?
A:	Sign and date the GREEN proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, your GREEN proxy card will be voted FOR proposals 1, 2 and 3 and AGAINST proposal 4. You have the right to revoke your proxy any time before the meeting by:
•	notifying our secretary,
•	voting in person, or
•	returning a later-dated proxy.

If you return your signed GREEN proxy card, but do not indicate your voting preferences, Vincent A. Parisi or James E. Sprague will vote FOR proposals 1, 2, and 3 and AGAINST proposal 4 on your behalf.

Q:	Who will count the vote?
A:	Representatives of Computershare, our transfer agent, will tabulate the votes. A designee from [ ] will be responsible for reviewing the vote count as election inspector.
Q:	What should I do if I receive a WHITE proxy card from Richard M. Osborne, Sr.?
A:	Richard Osborne has notified us that he intends to nominate six nominees for election as directors to the board at the annual meeting in opposition to the nominees recommended by our board of directors and to present a proposal to repeal any amendment to our code of regulations adopted without shareholder approval after May 24, 2016. You may receive a proxy statement, WHITE proxy card and other solicitation materials from Richard Osborne. Gas Natural is not responsible for the accuracy of any information provided by or relating to Richard Osborne or his nominees contained in solicitation materials filed or disseminated by or on behalf of Richard Osborne and any other statements that Richard Osborne may make.

The board of directors does NOT endorse any of Richard Osborne’s nominees and unanimously recommends that you vote FOR the election of each of the nominees proposed by our board of directors and AGAINST Richard Osborne’s proposal described above. Voting to WITHHOLD with respect to Richard Osborne’s nominees on his proxy card is not the same as voting FOR the board’s nominees because a vote to WITHHOLD with respect to Richard Osborne’s nominees on his WHITE proxy card will revoke any proxy you previously submitted. If you have already voted using the WHITE proxy card, you have every right to change your vote by completing and mailing the enclosed GREEN proxy card in the enclosed prepaid envelope. Only the latest validly executed proxy that you submit will be counted. Any proxy may be revoked at any time prior to its exercise at the annual meeting. If you have any questions or require assistance with voting your shares, please contact our proxy solicitor, D.F. King, toll free at (800) 821-8780 or collect at (212) 269-5550.

Q:	What does it mean if I receive more than one set of materials with a GREEN proxy card?
A:	It generally means your shares are registered differently or are in more than one account. In order to vote all the shares you own, you must complete, sign and return all of the GREEN proxy cards you receive. Each GREEN proxy card you received came with its own prepaid return envelope. Please make sure you return each GREEN proxy card in the return envelope that accompanied that GREEN proxy card.

You will likely receive multiple mailings from Richard Osborne, and we will likely conduct multiple mailings prior to the date of the annual meeting so that shareholders have our latest proxy information and materials to vote. We will send you a new GREEN proxy card with each mailing, regardless of whether you have previously voted. Only the latest validly executed proxy you submit will be counted. If you wish to vote as recommended by the board, you should only submit the GREEN proxy cards.

Q:	Can I change my vote after submitting my proxy?
A:	Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the shareholder of record of your shares, you may revoke your proxy in any one of three ways:
•	You may submit another properly completed proxy with a later date,
•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 1375 East 9th Street, Suite 3100, Cleveland, Ohio 44114, or
•	You may attend the annual meeting and give notice to the inspector of elections that you intend to vote your shares in person.

If you have previously signed a WHITE proxy card sent to you by Richard Osborne, you may change your vote by completing and mailing the enclosed GREEN proxy card in the enclosed prepaid envelope. Submitting a WHITE proxy card sent to you by Richard Osborne will revoke votes you have previously made using Gas Natural’s GREEN proxy card.

Only the latest validly executed proxy that you submit will be counted.

Q:	What is a quorum and what effect do abstentions and broker non-votes have on the voting on the proposals above?
A:	As of the record date, [ ] shares of our common stock were outstanding. A majority of the outstanding shares present or represented by proxy, constitutes a quorum for the purpose of adopting a proposal at the annual meeting. If you submit a properly executed proxy card, you will be considered part of the quorum. Abstentions and “broker non-votes” will be counted to determine whether or not a quorum is present. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter. If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter, resulting in a “broker non-vote.” Abstentions and broker non-votes will not count as votes cast in the election of directors, in the vote on ratifying the appointment of our independent registered public accounting firm, on the advisory vote relating to our executive compensation program, or on the shareholder proposal by Richard Osborne. Therefore, abstentions and broker non-votes will have no effect on the voting on these matters at the meeting.
Q:	What is the effect, if any, of the approval, or lack thereof, of Proposal 3, which is advisory?
A:	Because the vote on Proposal 3 is advisory, it will not be binding on us or our board. However, the compensation committee will take into account the outcome of the vote on Proposal 3 when considering future executive compensation arrangements.
Q:	Who can attend the annual meeting?
A:	All shareholders as of the record date, [ ], 2016, can attend.
Q:	What percentage of stock are our directors and executive officers entitled to vote at the annual meeting?
A:	Together, they are entitled to vote 69,263 shares, or less than one percent of the common stock entitled to vote at the annual meeting. (Please see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 28 for more details).
Q:	When is a shareholder proposal due for the next annual meeting?
A:	In order to be considered for inclusion in next year’s proxy statement, shareholder proposals must be submitted in writing by [ ], 2017, to Christopher J. Hubbert, Corporate Secretary, Gas Natural Inc., 1375 East 9th Street, Suite 3100, Cleveland, Ohio, 44114, and must be in accordance with the requirements of our code of regulations and Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act). (Please see “Shareholder Proposals” beginning on page 36 for more details.)

Q:	How do I nominate someone to be a director of Gas Natural?
A:	Any shareholder may recommend any person as a nominee for director by writing to Christopher J. Hubbert, Corporate Secretary, Gas Natural Inc., 1375 East 9th Street, Suite 3100, Cleveland, Ohio, 44114. Our governance and nominating committee will review any nominees recommended to it by shareholders in accordance with the guidelines outlined in our governance and nominating committee charter, which is available on our website at www.egas.net. Recommendations for directors by shareholders for next year’s annual meeting must be received no earlier than [ ], 2017, and no later than [ ], 2017, and nominations must be in accordance with the requirements of our code of regulations. (Please see “Nomination by Shareholder” beginning on page 12 for more details.)
Q:	Who pays for the solicitation expenses?
A:	This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. The expense of soliciting proxies, including the cost of preparing, printing and mailing the proxy materials, will be paid by Gas Natural.

In addition, we have retained D.F. King & Co., Inc. to assist us in the solicitation of proxies and to assist in the distribution of proxy materials. In connection with its retention by Gas Natural, D.F. King has agreed to provide consulting and analytical services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual shareholders.

D.F. King estimates that approximately [    ] of its employees will assist in the proxy solicitation, which they may conduct by personal interview, mail, telephone, facsimile, email or other electronic channels of communication or otherwise. We expect to pay D.F. King customary fees, estimated not to exceed approximately $[    ] in the aggregate, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. Our aggregate expenses related to this solicitation, including those of D.F. King, as well as for printing and mailing materials to our shareholders, in excess of those normally spent for an annual meeting as a result of the potential proxy contest and excluding salaries and wages of our officers and employees, are expected to be approximately $[    ], of which approximately $[    ] has been spent to date.

Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Gas Natural common stock beneficially owned by others to forward to these beneficial owners. Gas Natural may reimburse persons representing beneficial owners of Gas Natural common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone, by fax and other electronic means, by directors, officers or other employees of Gas Natural, but we will not additionally compensate these individuals for these services.

Appendix A sets forth information relating to certain of our directors and officers who are considered “participants” in this proxy solicitation under SEC rules by reason of their position or because they may be soliciting proxies on our behalf.

THE BOARD OF DIRECTORS

The individuals listed below are the nominees recommended by the governance and nominating committee and approved by the board of directors to serve for a one-year term.

Name	Age	Director Since	Board Committees	Principal Occupation
Michael B. Bender	38	2015	Governance & Nominating Committee Chairman	Director, Corporate Secretary and Corporate Counsel of The InterTech Group, Inc.
James P. Carney	64	2015	Audit Committee, Governance & Nominating Committee	Executive in Residence and Adjunct Faculty in the Department of Finance, Insurance and Real Estate at Virginia Commonwealth University
Richard K. Greaves	44	2013	Audit Committee Chairman, Compensation Committee	Certified Public Accountant
Robert B. Johnston	51	2015	Audit Committee, Compensation Committee	Vice President and Chief Strategy Officer for The InterTech Group, Inc.
Gregory J. Osborne	37	2009	—	President and Chief Executive Officer, Gas Natural Inc.
Michael R. Winter	62	2014	Compensation Committee Chairman, Governance & Nominating Committee	Retired, former partner at PricewaterhouseCoopers LLP

Michael B. Bender Director, Corporate Secretary and Corporate Counsel of The InterTech Group, Inc. Director Since February 2015 Age 38	Mr. Bender currently serves as a director, corporate secretary and corporate counsel of The InterTech Group, Inc., a large, privately-held, diversified holding company. An affiliate of The InterTech Group is our largest shareholder and currently owns approximately 9.9% of our issued and outstanding common stock. Prior to his current role, Mr. Bender was an attorney at Moore and Van Allen, PLLC where he was the lead attorney for clients in various business, finance, mergers and acquisitions, and commercial property matters. He began his career at Powell Goldstein, LLP as a corporate securities law attorney.
Qualifications
Mr. Bender brings more than a decade of experience in finance, acquisition and divestiture, and legal and governance matters. Mr. Bender’s legal expertise and extensive knowledge of corporate governance matters are highly beneficial to our board.
Education
Mr. Bender earned his JD from the Walter F. George School of Law at Mercer University and his BA from the College of Charleston.

James P. Carney Executive in Residence in the Department of Finance, Insurance and Real Estate at Virginia Commonwealth University Director Since June 2015 Age 64	Mr. Carney is currently serving as Executive in Residence in the Department of Finance, Insurance and Real Estate at Virginia Commonwealth University, in which capacity he also serves as chair of the executive committee of the Finance Advisory Council. In addition, Mr. Carney is an adjunct faculty member in the Department of Finance, Insurance and Real Estate.

Prior to his current roles, Mr. Carney served as the assistant treasurer and assistant corporate secretary of Virginia Electric and Power Company, before joining Dominion Resources, Inc., where he retired in December 2013 as vice president of corporate finance and assistant treasurer.

Qualifications
Mr. Carney has nearly 35 years of experience serving in various financial positions in the utility industry. Mr. Carney has served as an expert financial witness in regulatory proceedings, had primary oversight responsibility for nearly $800 million of taxable nuclear decommissioning funds, and has over 22 years of direct responsibility for the planning, structuring, and execution of over $75 billion of debt, equity securities and associated derivatives in the public, private and bank markets. His extensive background and experience in corporate matters as they relate to capital markets, economic and financial analysis, and regulatory proceedings brings valuable expertise to our board of directors.
Education
Mr. Carney holds a bachelor degree in Business Administration from Kent State University, and a MS in Economics from Purdue University.
Richard K. Greaves Certified Public Accountant Director since July 2013 Age 44	Mr. Greaves is a certified public accountant who works in private practice providing accounting, tax preparation, tax planning and business consulting to individuals and corporations. He is also the president and chief financial officer of RGP LLC, a firm specializing in acquiring, rehabilitating and leasing residential real estate in Lake County and Cuyahoga County, Ohio. Prior to serving in these roles, Mr. Greaves was a partner at Ernst & Young, LLP in Cleveland, Ohio where he spent eighteen years providing accounting and financial reporting services for both private and public companies in the manufacturing, petrochemicals, consumer products and distribution industries. In 2011, Mr. Greaves paid a fine and served a brief jail term after he pled guilty to a charge of simple assault, a misdemeanor of the first degree.
Qualifications
Mr. Greaves is a member of the American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants. Mr. Greaves’ substantial experience in finance, accounting, internal controls, and SEC rules and regulations are highly beneficial to us.

Education and Background
Prior to beginning his career in accounting, Mr. Greaves obtained his undergraduate degree in Business Administration and Accounting from Kent State University.
Robert B. Johnston Executive Vice President and Chief Strategy Officer of The InterTech Group, Inc. Director since June 2015 Age 51	Mr. Johnston serves as the executive vice president and chief strategy officer for The InterTech Group, Inc., a large, privately-held, diversified holding company. Mr. Johnston has served in this role since joining The InterTech Group in 2000. An affiliate of The InterTech Group is our largest shareholder and currently owns approximately 9.9% of our issued and outstanding common stock. Mr. Johnston is responsible for merger and acquisition activities, investments and communications as well as oversight of a number of The InterTech Group’s operating companies. He previously served as the president, chief executive officer and deputy governor of The Hudson’s Bay Company.
Current Directorships
Mr. Johnston currently serves on several public company boards including Supremex Inc. where he is the chairman of the board of directors, Fyffes PLC, Circa Enterprises and Corning Natural Gas Holding Company. Additionally, he serves on the board of directors of the South Carolina Community Loan Fund, Experiences Canada, and is a member of the advisory board of the McGill University Executive Institute.
Past Directorships
Mr. Johnston has served on the boards of Span America Medical Systems, Inc., Pacific Northern Gas, Central Vermont Public Service Corporation, Galvanic Applied Sciences, The Hudson’s Bay Company, Canada’s National History Society and Carolina Youth Development Center.
Qualifications
Mr. Johnston’s extensive financial and operational experience coupled with his corporate governance and regulated utility experience led the board to conclude that he has the requisite and desired skills for board service.
Education
Mr. Johnston received a MBA from the John Molson School of Business, a MA in Public Policy & Public Administration and a BA in Political Science from Concordia University. Additionally, he holds the ICD.D Designation from the Institute of Corporate Directors (Canada).

Gregory J. Osborne President and Chief Executive Officer of Gas Natural Inc. Director since September 2009 Age 37	Mr. Osborne was appointed our chief executive officer in May 2014. Mr. Osborne served as our president and chief operating officer from November 2013 until May 2014. Mr. Osborne served as our vice president from June 2013 until November 2013. In February 2012, Mr. Osborne was appointed president and chief operating officer of Energy West Resources, Inc., our marketing and production subsidiary, and served in this role until 2014. He previously served as president, chief operating officer and a director of John D. Oil & Gas Company (JDOG), a publicly-held oil and gas exploration company, from 2006 until January 2012. In November 2011, the United States District Court issued an order appointing a receiver to marshal and maintain the value of the assets of JDOG in connection with an action brought by one of the company’s creditors. In January 2012, JDOG filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court. The bankruptcy proceeding has been converted to Chapter 7 and is currently ongoing. From 2003 until joining JDOG, he was president of Great Plains Exploration LLC, an oil and gas exploration company based in Mentor, Ohio that owns and operates oil and gas wells. From 2001 until joining Great Plains, he served as executive vice president of Orwell Natural Gas Company, a natural gas distribution company acquired by us in January 2010.
Past Directorships
From April 2009 to September 2010, Mr. Osborne was a director of Corning Natural Gas Corporation, a publicly-held utility company in Corning, New York, and a trustee of the Ohio Oil and Gas Association.
Qualifications
Mr. Osborne’s managerial experience and service on the boards of various energy related companies provides our board of directors with a wide range of industry specific knowledge.
Education
Mr. Osborne received a bachelor degree from The Ohio State University with a major in Business.

Michael R. Winter Retired (Former Partner at PricewaterhouseCoopers LLP) Director since September 2014 Chairman since July 2015 Age 62	Mr. Winter is a former partner in the Buffalo, New York office of PricewaterhouseCoopers LLP (PwC) serving in that role from 1987 until his retirement in June 2014. During his tenure, Mr. Winter was responsible for leading the delivery of assurance and consulting services to public entities with experience principally in the utility and energy industry sectors. He worked with entities involved in all aspects of the natural gas industry, including E&P, gathering, pipeline, distribution, storage and marketing. During his more than thirty years of experience with PwC, Mr. Winter assisted clients with complex accounting and reporting issues, including regulatory accounting and Sarbanes-Oxley Act reporting.
Current Directorships
Mr. Winter is currently on the board of directors and a member of the audit and governance and nominating committees of Allied Motion Technologies Inc.
Qualifications
Mr. Winter is a licensed certified public accountant in New York and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. His business and accounting expertise, including an in depth understanding of the natural gas industry and financial matters, makes him highly qualified to serve as a director. Mr. Winter also brings transactional experience in various areas including capital formation transactions, joint ventures, mergers, acquisitions, IPOs, debt and equity offerings, and litigation support.
Education
Mr. Winter received his BS in Accounting from the State University of New York at Binghamton and an MBA from Canisius College.

The board of directors does NOT endorse any of Richard Osborne’s nominees and unanimously recommends that you vote FOR the election of each of the nominees proposed by our board of directors and AGAINST Richard Osborne’s proposal described above. Voting to WITHHOLD with respect to Richard Osborne’s nominees on his WHITE proxy card is not the same as voting FOR the board’s nominees because a vote to WITHHOLD with respect to Richard Osborne’s nominees on his WHITE proxy card will revoke any proxy you previously submitted.

If you have already voted using the WHITE proxy card, you have every right to change your vote by completing and mailing the enclosed GREEN proxy card in the enclosed prepaid envelope. Only the latest validly executed proxy that you submit will be counted. Any proxy may be revoked at any time prior to its exercise at the annual meeting. If you have any questions or require assistance with voting your shares, please contact our proxy solicitor, D.F. King, toll free at (800) 821-8780 or collect at (212) 269-5550.

The board unanimously recommends that shareholders vote on the GREEN proxy card FOR all of the board’s nominees.

Director Compensation

In 2015 we paid each board member a monthly fee of $5,000 and a quarterly grant of 500 shares of our common stock for their service on the board. Effective January 1, 2016, board fees were reduced. For 2016, each current member of the board, except Mr. Osborne, will receive annual cash compensation in the amount of $48,000, which was reduced from $60,000. All board members will also receive shares of our common stock in an amount equivalent to $5,000, the quantity being determined by the average closing price of such shares in the final five business days in the prior quarter (fractional shares to be rounded down), to each director who served as a director during the prior quarter, for his or her service during the quarter. We also reimburse all directors for expenses incurred in connection with their service as directors, including travel, meals and lodging.

The following table summarizes information with respect to the compensation paid to our directors during 2015. The table does not include Gregory Osborne or James Sprague, who served as executive officers in 2015. The compensation of these individuals is disclosed with the other executive officers beginning on page 20.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
W.E. “Gene” Argo	$40,000	$11,475	$51,475
Michael B. Bender	$55,000	$12,890	$67,890
Wade F. Brooksby	$40,000	$11,475	$51,475
James P. Carney	$35,000	$5,802	$40,802
Richard K. Greaves	$65,000	$14,610	$79,610
Robert B. Johnston	$35,000	$5,802	$40,802
John R. Male	$35,000	$—	$35,000
Thomas J. Smith	$30,000	$—	$30,000
Michael T. Victor	$35,000	$11,475	$46,475
Michael R. Winter(3)	$65,000	$21,480	$86,480

(1)	“Fees Earned or Paid in Cash” includes compensation in the amount of $5,000 for director service in December 2014 that was paid in January 2015 to Messrs. Argo, Brooksby, Greaves, Male, Smith, Victor and Winter.
(2)	In 2015, under the 2012 Incentive and Equity Award Plan we issued a total of 12,223 shares to our directors for their service as directors in 2014 and 2015. Each director received a quarterly grant of 500 shares for their service as a director in 2015, prorated as applicable, except: (i) Mr. Argo, Mr. Brooksby, and Mr. Victor, who received 1,157 shares as they were not proposed for election at the July 29, 2015, annual meeting and served until the date of the meeting, (ii) Mr. Bender who received 1,333 shares as he was appointed to the board effective February 9, 2015, and (iii) Mr. Carney and Mr. Johnston who received 626 shares as they were appointed to the board effective June 8, 2015. The shares have no claw-back feature. The shares had a weighted average grant date fair value of $9.81 per share.
(3)	In addition to the quarterly grants for 2015, Mr. Winter received a grant of 667 shares of our common stock for his service as a director from September 2014 through December 2014.

CORPORATE GOVERNANCE

Board Leadership Structure.  Our board has no formal policy on whether the same person should simultaneously serve as chairman of the board and chief executive officer but generally endorses separation of the two offices. Currently, Michael Winter, an independent member of our board, is well qualified to provide strong board leadership as chairman, allowing our chief executive officer, Gregory Osborne, to focus his efforts on the day to day management of the company. Our independent directors meet on a regular basis in connection with committee service and as a whole. These sessions provide a balance between the different perspectives of the independent directors and management while maintaining the proper independent oversight of management.

Our board of directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The board has adopted and adheres to corporate governance practices that the board and senior management believe promote our corporate purposes, are sound, and represent best practices. We continually review these governance practices to make sure we comply with state and federal laws. Our board of directors oversees all of our business, property and affairs. Our officers keep the members of the board informed of our business through discussions at board meetings and by providing them with reports and other materials.

Director Independence.  The board of directors has determined and confirmed that each of Messrs. Bender, Carney, Greaves, Johnston and Winter do not have a material relationship with the company that would interfere with the exercise of independent judgment and are independent pursuant to applicable laws and regulations and the listing standards of the NYSE MKT.

Role of the Board in Risk Oversight.  Although management is responsible for the day-to-day management of the risks that we face, our board has broad oversight responsibility for our risk management programs. In this oversight role, the board takes steps to satisfy itself that the risk management processes and risk mitigation strategies designed and implemented by our management team are functioning and effective. A management risk assessment committee, including our chief financial and chief executive officers, meets weekly to assess any significant or potentially significant operational, financial, legal, regulatory and other risks to our business, particularly our risk exposure related to the price of natural gas. Our board typically meets monthly, and management, including our chief executive officer, chief financial officer and chief operating officer, reports on significant or potentially significant risks identified by management for the board’s consideration and evaluation. A risk that is particularly relevant to a specific board committee is first presented to that committee for evaluation. After the committee evaluates the risk, the committee chairman then reports on the discussion to the full board for further consideration if necessary. For example, a risk relating to our financial reporting process would be evaluated initially by our audit committee and then communicated by the audit committee chairman to the full board. In addition, our board consults with outside consultants, such as our legal counsel or accountants, regarding various areas of potential risk and the steps management has taken to minimize these risks.

Meetings of the Board of Directors.  Our board of directors holds meetings each month and special meetings are held as necessary. In addition, management and the directors communicate informally on a variety of topics, including suggestions for agenda items for board of directors’ and committee meetings, recent developments, and other matters of interest to the directors. The board of directors has access to management at all times.

The independent directors meet in private sessions several times each year, as often as they deem necessary, without any directors who are also our employees or members of management present.

The board of directors held fourteen regular meetings and acted by written consent six times in 2015. All current members of the board participated in at least 75% of all board and applicable committee meetings in 2015. Gas Natural strongly encourages members of the board to attend the annual meeting. Six of our then nine directors attended the 2015 annual meeting of shareholders held on July 29, 2015. Board members not in attendance were available but did not travel for the meeting as they were not running to be on the board going forward.

Committees of the Board of Directors

Compensation Committee.  A description of the compensation committee is contained in the compensation discussion and analysis beginning on page 16. The compensation committee met twice formally and held additional informal meetings with a compensation consultant in 2015. Our compensation committee has a written charter which is available on our website at www.egas.net.

Governance and Nominating Committee.  The committee is currently comprised of Mr. Bender, the chairman, Mr. Carney and Mr. Winter. The committee performs its duties in accordance with the governance and nominating committee charter, available on our website at www.egas.net. Pursuant to its charter, the committee reviews corporate and board governance matters and evaluates and recommends candidates for nomination to the board of directors. The committee met once during 2015.

The board of directors has determined that the members of the governance and nominating committee are independent as required by applicable laws and regulations and the listing standards of the NYSE MKT.

Audit Committee.  A description of the audit committee is contained in the audit committee report beginning on page 26.

Nomination of Candidates for Director

Nomination by Governance and Nominating Committee.  With respect to its recommendations of director nominees, the governance and nominating committee may establish the criteria for director service and will consider, among other things, the independence of the candidates under NYSE MKT listing standards and experience that creates value for the board, the company, and our shareholders. The criteria and selection process are not standardized and may vary from time to time. Although we do not have a formal policy of considering diversity in identifying nominees, we seek to maintain a board of directors with a diversity of experience, background, skills, and education. Relevant experience in business and industry, government, education, and other areas are prime measures for any nominee. The committee will consider individuals for board membership who are proposed by shareholders in accordance with the provisions of our code of regulations.

Nomination by Shareholder.  In order for a shareholder to propose director nominations at our 2017 annual meeting of shareholders, a shareholder must provide a written notice, which must be received by Gas Natural at our principal executive office no earlier than [          ], 2017, and no later than [          ], 2017. The notice must include:

•	as to each person whom the shareholder proposes to nominate for election:
1.	the name, age, business address and residence address of the person,
2.	the principal occupation or employment of the person,
3.	the number of shares of our common stock beneficially owned by the person, and
4.	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act;
•	as to the shareholder giving the notice:
1.	the name and record address of the shareholder,
2.	the number of shares of our common stock beneficially owned by the shareholder,
3.	a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person pursuant to which the nomination is to be made by the shareholder,
4.	a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice, and
5.	any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Rule 14a under the Exchange Act.

We may request that any proposed nominee furnish additional information reasonably required by us to determine the eligibility of the proposed nominee to serve as our director.

Shareholder Communications with Directors.  Any of Gas Natural’s directors may be contacted in writing in care of Gas Natural Inc., 1375 East 9th Street, Suite 3100, Cleveland, Ohio, 44114. Written communications addressed to the board in general are reviewed by our chairman for appropriate handling. Written communications addressed to an individual board member are forwarded to that director.

Code of Business Conduct and Ethics.  We have adopted a corporate code of business conduct that applies to all of our employees and directors, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. Our code of business conduct fully complies with the requirements of the Sarbanes-Oxley Act of 2002. Specifically, the code is reasonably designed to deter wrongdoing and promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,
•	full, fair, accurate, timely and understandable disclosure in our public reports,
•	compliance with applicable governmental laws, rules and regulations,
•	prompt internal reporting of code violations to an appropriate person identified in the code, and
•	accountability for adherence to the code.

A copy of the code is available on our website at www.egas.net. Any amendments or waivers to the code that apply to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions will be promptly disclosed to our shareholders.

EXECUTIVE OFFICERS

Biographical information for our president and chief executive officer, Gregory J. Osborne, is disclosed with the other members of the board of directors beginning on page 5.

Kevin J. Degenstein Chief Operating Officer and Chief Compliance Officer Age 57	Mr. Degenstein was appointed as our chief operating officer and chief compliance officer in August 2014. Previously, he served as our president and chief operating officer from June 2008 until November 2013 when he departed the company. Previously, he served as our senior vice president of operations from 2006 to 2008. Mr. Degenstein served as the vice president of distribution for EN Engineering from 2002 through 2004 and the vice president of technology from 2004 through 2006. Prior to joining EN Engineering, Mr. Degenstein worked for Nicor Gas, an Illinois natural gas utility, from 1982 through 2001, and served as its chief engineer from January 2000 through December 2001.
Qualifications
Mr. Degenstein has over 32 years of extensive experience in leading, expanding, growing, operating and maintaining natural gas utilities as well as designing natural gas distribution and transmission systems.
Mr. Degenstein is a licensed professional engineer in the states of Illinois and Montana, an American Gas Association and Gas Technology Institute Chartered Industrial Gas Consultant and an NCCER Certified Craft Instructor in Gas Pipeline Operations and Maintenance.
Education
Mr. Degenstein obtained a BS in Civil Engineering from North Dakota State University.
Jed D. Henthorne Corporate Controller Age 56	Mr. Henthorne was appointed our vice president of administration beginning in September 2006 and our corporate controller in December 2014. Mr. Henthorne also serves as the vice president and chief financial officer of our subsidiary, Energy West, Incorporated.
Qualifications
Mr. Henthorne has been employed by us since 1988 and has served in professional and management capacities related to customer service, information technology and accounting.
Education
Mr. Henthorne earned a BS in Management Information Systems — Accounting Option from the University of Wyoming.

James E. Sprague Vice President and Chief Financial Officer Age 55	Mr. Sprague became our vice president and chief financial officer in May 2014, upon departing as the managing partner of Walthall, Drake & Wallace LLP CPAs, an accounting firm in Cleveland, Ohio. Mr. Sprague joined Walthall in 1987, was admitted as a partner in 1994, and has specialized in accounting and financial reporting for both private and public companies in the oil and gas industry. Mr. Sprague previously served as a member of our board of directors from 2006 until 2010 and from July 2014 to February 2015.
Qualifications and Education
Mr. Sprague is a certified public accountant and received a BS in Accounting from Bowling Green State University.
Vincent A. Parisi Vice President and General Counsel Age 48	Mr. Parisi served as our general counsel beginning July 8, 2015, prior to becoming our general counsel and vice president on January 27, 2016. Mr. Parisi joined us from IGS Energy, an independent multi-state natural gas and electricity supplier, where he served as general counsel and vice president national regulatory and legislative policy for 12 years.
Qualifications
In his 12 years of service at IGS Energy, Mr. Parisi assumed responsibility for all legal, corporate governance, and regulatory matters. Prior to IGS Energy, he was in private practice with the law firm of Chester, Willcox & Saxbe, LLP where he specialized in corporate litigation, work-outs and corporate law.
Education
Mr. Parisi holds a JD and a LLM in Business and Tax from Capital University Law School and a bachelor degree in Economics from The Ohio State University.

Compensation Discussion and Analysis

This section contains a discussion of our executive compensation program, including the philosophy and objectives of the program, the policies underlying the program, the types of compensation provided by the program and how we determined the compensation paid to each executive officer. The compensation committee endeavors to administer our executive compensation program using a fair and reasonable approach that allows us to remain competitive while also maintaining our overall strategic goals and business objectives. Our compensation committee has a written charter which is available on our website at www.egas.net.

The Compensation Committee

Our compensation committee is responsible for overseeing our compensation program. The purpose of the compensation committee is to carry out the responsibilities delegated by the board of directors relating to the review and determination of executive compensation. Accordingly, our compensation committee approves compensation for our executive officers, including our chief executive officer, and makes recommendations to our board regarding incentive compensation plans. Further, the compensation committee is responsible for:

•	reviewing and approving our compensation philosophies,
•	evaluating each of our executive officers,
•	reporting to the board on compensation matters,
•	reviewing and approving our goals and objectives relevant to the compensation of our executive officers, including our chief executive officer,
•	reviewing director compensation for service on the board and board committees,
•	establishing performance goals and certifying results of the same,
•	reviewing and approving the chief executive officer’s recommendations regarding the compensation of senior management,
•	recommending incentive compensation and equity-based plans to the board, and
•	as necessary and appropriate, engaging a compensation consultant to assist the compensation committee in carrying out its duties.

Our compensation committee currently consists of three members of the board, Mr. Winter, the committee’s chairman, Mr. Greaves, and Mr. Johnston.

Compensation Philosophy and Objectives

Our compensation philosophy endeavors to align the compensation of our executive officers with our overarching business plans, goals and values, and the advancement of the financial interests of our shareholders. Historically, we have not strictly tied our compensation program to our financial performance; however, in 2016 we are reevaluating our compensation strategy. Currently, our primary compensation objective is to provide competitive annual fixed compensation for the performance of duties which advance the interests of our shareholders, promote operational improvements and conservative growth, ensure safe and reliable gas distribution systems, provide excellent customer service, and improve internal systems and infrastructure to support corporate strategies. Our compensation program is designed to attract, recruit and retain experienced and qualified executive officers who will meaningfully contribute to our success and maximize shareholder value.

To achieve our compensation objectives in accord with our philosophies, we seek to provide executive compensation packages that are competitive with companies of comparable size, as well as other market-based characteristics, taking into account compensation paid to executive officers with similar skills, experience, and capabilities. We also take into account budgetary limitations and the individual performance of our executive officers when determining compensation. Beginning in 2015, the compensation committee began the process of reviewing every component of compensation to our directors and officers in light of our continued effort to reduce costs and conserve resources, and is making adjustments accordingly.

The compensation committee may, in its discretion, utilize independent national consulting services to determine suitable executive compensation. In June 2015, the compensation committee engaged Pay Governance, an independent consulting firm that advises on executive compensation matters, including executive compensation, benefits and perquisites, in connection with reviewing and determining the compensation of our executive officers. In October 2015, Pay Governance provided the compensation committee with a report which the committee is using to assist it in its (i) analysis of the current components of our compensation program, (ii) evaluation of new elements to incorporate into our compensation program, and (iii) shift to refocus its efforts on developing a compensation program for the future that better aligns with our compensation philosophy.

Recent Changes to Our Compensation Program

The compensation committee approved voluntary salary reductions by our executive officers effective April 19, 2016, primarily designed to recognize company-wide efforts to implement various cost reduction measures. The salary reductions are temporary and will be lifted on April 14, 2017. Our chief executive officer, Gregory Osborne, voluntarily accepted a 10% reduction in his annual salary from $410,000 to $369,000. Our chief financial officer, James Sprague, voluntarily accepted a 5% reduction in his annual salary from $355,000 to $337,250. These salary reductions do not in any way revise or impact the employment agreements we entered into with Mr. Osborne or Mr. Sprague.

Role of Executive Officers in Our Compensation Program

The architect of our executive compensation program is the compensation committee. The compensation committee designs our executive compensation program, making recommendations regarding policies and procedures to the board as necessary. With the input of our chief executive officer, Gregory Osborne, the compensation committee is also primarily responsible for administering the executive compensation program. The compensation committee determines Mr. Osborne’s compensation and reviews recommendations for the compensation of the other executive officers. In its discretion, the compensation committee, prior to approval, may modify recommendations relating to the compensation of executive officers.

Elements of Our Compensation Program

Our compensation program emphasizes a combination of a base salary, short term discretionary incentive compensation designed to recruit and retain qualified employees, customary employment benefits such as a 401(k) plan, health and welfare benefits, and other perquisites. Although the primary components of our compensation packages are comprised of a base salary and short term incentives, from time to time we will elect to provide additional compensation components in the form of discretionary incentive compensation, including cash bonuses, stock awards, and other perquisites. For more information see the “Summary Compensation Table.”

Base Salary

The base salary paid to our executive officers is a tool we utilize to provide an element of compensation that takes into account an executive officer’s relevant skills, prior experience and performance and is not contingent upon performance. The base salary also serves to attract, recruit and retain experienced and qualified executive officers and to reward effective management. The compensation committee determines Mr. Osborne’s base salary, reviews recommendations for the compensation of the other executive officers and approves their base salaries. When determining base salaries, the compensation committee will consider an executive officer’s current salary, current responsibilities, our financial status and objectives, an executive officer’s other methods of compensation, and individual performance, among other factors. The compensation committee does not maintain a strict formula for incorporating the various factors used to determine the base salary for each executive officer.

In conjunction with the compensation committee’s engagement of Pay Governance and its evaluation of the future structure of our compensation program, we anticipate that base salaries will remain an important element of our compensation program but will be annually reviewed for consistency with various factors, including, (i) our financial performance during the previous year, (ii) current economic conditions, and (iii) our industry peers. Future adjustments to the salaries of our executive officers will be made in an effort to ensure our compensation comports with our operational performance, individual performance and market standards. Any adjustments for the chief executive officer will be determined by the compensation committee. Adjustments to the base salary of any other executive officer will be determined by the compensation committee with input from the chief executive officer.

Short Term Discretionary Incentive Compensation

We do not maintain a formal program for the provision of short term incentive compensation for the recruitment and retention of executive officers. The compensation committee may, in its discretion, award particular incentives as necessary and appropriate to attract, recruit and retain experienced and qualified executive officers. Concurrently with the recruitment of any executive officer, the compensation committee, in consultation with management, will evaluate potential elements of a compensation package against current economic conditions, our current and future business objectives, and overall financial performance and recommend to our board a compensation package including a base salary and other perquisites such as relocation expenses and a signing bonus. Such recommendations made by the compensation committee further our goals of remaining competitive, advancing the interests of our shareholders, and promoting conservative, strategic growth.

Benefit Plans

401(k) Plan.  We have a defined contribution plan that covers substantially all of our employees. The plan provides for an annual contribution of 3% of all employees’ salaries and an additional contribution of 10% of each participant’s elective deferrals which is invested in shares of our common stock under the 401(k) plan. In 2015, we recognized 401(k) plan contributions of $462,000.

Employee Stock Ownership Plan.  We maintain an employee stock ownership plan (ESOP) that covers substantially all of our employees. We may make contributions of our common stock to the ESOP each year as determined by our board of directors. The contribution, if any, is recorded based on the current market price of our common stock. We did not make any contributions to the ESOP in 2015.

Retiree Health Plan.  We sponsored a defined postretirement health benefit plan (Retiree Health Plan) providing Medicare supplement benefits to eligible retirees. We discontinued contributions in 2006 and are no longer required to fund the Retiree Health Plan. The Retiree Health Plan pays eligible retirees (post-65 years of age) a monthly stipend toward eligible Medicare supplement payments. The amount of this payment is fixed and will not increase with medical trends or inflation. The amounts available for retirement supplement payments are currently held in a VEBA trust account, and benefits for this plan are paid from assets held in the VEBA Trust account. As of December 31, 2015, the value of the plan assets were $102,000. The assets remaining in the VEBA trust account will be used to fund the plan until these assets are exhausted, at which time the plan will be terminated.

Dividend Reinvestment Plan.  We have a plan that provides for any employee who owns shares of our common stock in our 401(k) plan or ESOP the opportunity to reinvest any dividends for additional shares of our common stock.

Perquisites and Other Fringe Benefits

Our executive officers receive health and welfare benefits, such as group medical, group life and long-term disability coverage, under plans generally available to all of our other employees. Employee savings and pension plans are also available to our executive officers. In addition, our executive officers receive other perquisites, including a car allowance and related automobile expenses. To recruit new executive officers we have paid relocation expenses and signing bonuses. For more information see the “Summary Compensation Table.”

Annual Incentive Compensation Plan

We do not currently maintain a formal annual bonus program for our executive officers. The compensation committee may, in its discretion, annually review the executive officers’ performance measured against our annual business plan and overall financial performance and recommend to our board awards of equity or cash bonuses or other forms of incentive compensation. Such recommendations made by the compensation committee further our goals of remaining competitive, and rewarding management efforts to attain successful financial performance, advancing the interests of our shareholders, and promoting operational improvements and strategic growth. As a result of our overall performance and cash constraints in 2014 and 2015, the compensation committee did not recommend, and we did not pay, bonuses to our executive officers in 2014 and 2015.

Long-Term Incentives

Long-term incentives are awarded in an effort to keep our executive officers aligned with our long-term objectives, and attract and retain executive officers of outstanding ability. We believe that long-term incentives should be awarded only with the achievement of specific goals and, accordingly, are used sparingly. Our 2012 incentive and equity award plan allows for the issuance of options, restricted stock, performance awards, other stock based awards and cash awards. The compensation committee, in consultation with executive management, is charged with designating those persons to whom awards are to be granted and determining the terms of the awards. In 2014, we granted restricted stock awards to Mr. Osborne valued at $58,200 in connection with his employment agreement. The compensation committee did not recommend, and we did not pay, any long-term incentives in 2015. For additional information regarding our long-term incentive plans, see “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters — Securities Authorized for Issuance Under Equity Compensation Plans” in our Form 10-K/A as Amendment No. 1 to our Annual Report on Form 10-K.

Consideration of Shareholder Advisory Vote

In our 2015 Proxy Statement, we asked our shareholders to approve a non-binding, advisory resolution on the compensation of our named executive officers for 2014. In doing so, we gave our shareholders an opportunity to express their views regarding the compensation of our named executive officers. This vote was not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in the proxy statement. Our shareholders approved the compensation of our named executive officers for 2014. Although the shareholder vote was advisory and not binding on us, the board did review and consider the results of the vote in determining our compensation policies and decisions.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors.

EXECUTIVE COMPENSATION

The following table summarizes the compensation paid by us to our current most highly compensated executive officers, referred to as our named executive officers, as determined in accordance with SEC rules, for the years ended December 31, 2015, 2014 and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	All Other Compensation	Total
Gregory J. Osborne, President and Chief Executive Officer(1)	2015	$382,000	$—	$14,610	$39,084	$435,694
	2014	$250,577	$—	$98,200	$78,371	$427,148
	2013	$142,452	$15,000	$—	$67,974	$225,426
James E. Sprague, Vice President and Chief Financial Officer(2)	2015	350,769	—	10,300	26,725	387,794
	2014	195,154	50,000	—	51,382	296,535
	2013	—	—	—	—	—
Kevin J. Degenstein, Chief Operating Officer and Chief Compliance Officer(3)	2015	276,923	—	—	23,122	300,045
	2014	100,961	—	—	173,127	274,088
	2013	229,621	21,000	—	14,881	265,502
Jed D. Henthorne, Corporate Controller(4)	2015	170,000	—	—	6,869	176,869
	2014	157,792	—	—	6,474	164,266
	2013	144,203	5,000	—	6,496	155,699
Vincent A. Parisi Vice President and General Counsel(5)	2015	92,250	—	—	37,736	129,986
	2014	—	—	—	—	—
	2013	—	—	—	—	—

(1)	Mr. Osborne served as our chief operating officer from November 2013 until May 2014. On May 14, 2014, Mr. Osborne became our president and chief executive officer. “Stock awards” amount represents (i) restricted and unrestricted shares of our common stock granted to Mr. Osborne for compensation in connection with his July 21, 2014 employment agreement, and (ii) shares of our common stock issued to Mr. Osborne for his service as a director in the amount of $40,000 in 2014 and $14,610 in 2015. The amount reflects the value of the number of shares granted using the closing market price on the grant date. “All other compensation” includes (i) fees paid to Mr. Osborne for service as a director in the amount of $15,000 in 2015, $58,400 in 2014, and $49,700 in 2013, (ii) cash 401(k) plan contributions, and (iii) payments made by us for the use of an automobile in the amounts of $12,003 in 2015, $11,733 in 2014, and $13,800 in 2013. During 2014, we purchased an automobile for Mr. Osborne. Of the 2014 allowance, $5,700 reflects lease payments paid for Mr. Osborne’s automobile prior to the purchase of a new automobile by us. Mr. Osborne’s remaining car allowance reflects the incremental cost to us, calculated as a portion of the amortized cost of the new automobile owned by us.
(2)	Mr. Sprague became our vice president and chief financial officer effective May 1, 2014. In connection with his December 18, 2013 employment agreement, Mr. Sprague received a one-time signing bonus of $50,000. “Stock awards” amount represents shares of our common stock issued to Mr. Sprague in 2015 for his service as a director during 2014. “All other compensation” includes (i) fees paid to Mr. Sprague for service as a director in the amount of $5,000 in 2015 and $40,000 in 2014, (ii) cash and common stock 401(k) plan contributions, and (iii) an automobile cash allowance in the amount of $8,400 in 2015 and $4,200 in 2014.
(3)	Mr. Degenstein served as our president and chief operating officer through November 15, 2013 when he departed the company. Mr. Degenstein rejoined the company as our chief operating officer and chief compliance officer in August 2014. “All other compensation” includes (i) severance paid to Mr. Degenstein in the amount of $165,258 in 2014, (ii) cash and common stock 401(k) plan contributions, and (iii) an automobile cash allowance in the amount of $9,600 in 2015 and $3,692 in 2014 and the value of a Company provided automobile in the amount of $4,185 in 2013 (based on the incremental cost to us, calculated as a portion of the amortized cost of the car).

(4)	Mr. Henthorne served as our vice president of administration prior to becoming our corporate controller on December 29, 2014. “All other compensation” includes cash and common stock 401(k) plan contributions.
(5)	Mr. Parisi served as our general counsel beginning July 8, 2015 prior to becoming our general counsel and vice president on January 27, 2016. “All other compensation” includes (i) a relocation allowance of $30,000, (ii) cash and common stock 401(k) plan contributions, and (iii) an automobile cash allowance in the amount of $3,877.

Outstanding Equity Awards at Fiscal Year End

	Stock Awards
Name	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested(2)	Grant Date	Type Of Award
Gregory J. Osborne(1)	3,333	$24,831	July 21, 2014	Restricted Stock

(1)	We entered into an employment agreement with Mr. Osborne on July 21, 2014, in connection with his appointment as chief executive officer on May 14, 2014. In connection with Mr. Osborne’s employment agreement, we granted 5,000 shares of restricted stock awards to Mr. Osborne which vest ratably over the three year period ending July 21, 2017, subject to a service requirement. For more information see “Employment and Separation Agreements.”
(2)	The closing market price of our common stock at December 31, 2015 was $7.45.

Option Exercises and Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Gregory J. Osborne(1)	1,667	$16,887

(1)	We entered into an employment agreement with Mr. Osborne on July 21, 2014, in connection with his appointment as chief executive officer on May 14, 2014. In connection with Mr. Osborne’s employment agreement, we granted 5,000 shares of restricted stock awards to Mr. Osborne which vest ratably over the three year period ending July 21, 2017, subject to a service requirement. For more information see “Employment and Separation Agreements.”
(2)	The closing market price of our common stock at July 21, 2015 was $10.13.

Employment and Separation Agreements

We have entered into employment agreements with various of our company officers. Each of the employment agreements sets a base salary and permits upward adjustments to such salary as determined from time to time by the board of directors in its discretion. Pursuant to these agreements each of the officers is eligible to (i) receive grants of stock options, performance awards, other stock-based awards, and cash awards under our plans, under such terms and conditions as the board of directors may determine in its discretion, (ii) participate in all savings, retirement and welfare plans applicable generally to our employees and/or senior executive officers, (iii) receive fringe benefits in accordance with our policies, and (iv) receive reimbursement for business related expenses incurred by such officer in the performance of his duties. For more information see “Executive Compensation.”

Each agreement may be terminated at any time by us, with or without Cause (as defined in each agreement), and by the officer at any time upon advance written notice to us. The employment relationship will be automatically severed in the case of the officer’s death or disability. Each officer is entitled to various employment benefits and is entitled to severance compensation in some termination events as defined in the employment agreements and described below.

Under each agreement, the officers are (i) prohibited from disclosing our confidential information or trade secrets, (ii) required to avoid conflicts of interest and disclose to the board of directors any facts that might involve a conflict of interest with us, and (iii) during the term of the agreement and for a period of two years following the termination of employment with us, prohibited from soliciting individuals who are currently, or were within the twelve month period prior to his termination, employees, consultants, customers or clients of ours.

Additional provisions of the individual employment agreements are detailed below.

Gregory J. Osborne, Chief Executive Officer. We entered into an employment agreement with Mr. Osborne on July 21, 2014 for a three year term, which will automatically renew for one year periods, until terminated or replaced by a new agreement. Mr. Osborne is entitled to receive an annual bonus based on performance as determined by the board of directors. We also entered into a restricted stock award agreement with Mr. Osborne. For more information see “Executive Compensation.”

During the employment period, Mr. Osborne will be eligible to (i) receive a Company provided automobile and reimbursement for reasonably incurred expenses for gas, insurance premiums, and maintenance related to the automobile, and (ii) receive four weeks of paid vacation in each calendar year.

The employment relationship will be automatically severed in the case of Mr. Osborne’s death or disability. Under the agreement, if the employment relationship is terminated by us for Cause or by Mr. Osborne without Good Reason (as defined in the employment agreement), no severance compensation will be due to Mr. Osborne. If we terminate Mr. Osborne without Cause, Mr. Osborne resigns with Good Reason, or we provide Mr. Osborne with notice of non-renewal of the agreement, Mr. Osborne will be entitled to severance compensation (i) in an amount equal to two times his annual base salary in effect at the time, (ii) a cash lump sum payment equal to the pro-rated portion of his annual performance-based bonus in effect at the time, and (iii) the continuation of Mr. Osborne’s existing health care coverage under COBRA for a period of twenty-four months. If Mr. Osborne’s employment is terminated by us without cause, or if Mr. Osborne resigns with Good Reason, within six months of a Change in Control (as defined in the employment agreement), Mr. Osborne will be entitled to the foregoing severance, except that he will be entitled to three times, instead of two times, his annual base salary in effect at the time.

Under the agreement, Mr. Osborne is also, during the term of the agreement and for a period of two years following the termination of employment with us, prohibited from competing with us.

The following table summarizes the potential payments and benefits payable to Mr. Osborne upon a hypothetical termination of employment under various scenarios, or termination due to a change in control under each situation listed below, assuming that Mr. Osborne was terminated on December 31, 2015.

Estimated Potential Payout	Voluntary Termination Without Good Reason or Involuntary Termination for Cause	Involuntary Termination Not for Cause or Voluntary Termination With Good Reason
			Within Six Months Following a Change in Control Involuntary Termination Not for Cause or Voluntary Termination for Good Reason
Base Salary	—	$820,000	$1,230,000
Bonus	—	—	—
Health Benefits(1)	—	$23,916	$23,916
Value of accelerated restricted stock awards(2)	—	$24,831	$24,831
Total	—	$868,747	$1,278,747

(1)	This amount reflects our maximum 24-month obligation. If Mr. Osborne becomes covered by another employer’s health plan during such 24-month period, then our obligation to pay Mr. Osborne’s health plan shall cease.
(2)	As of December 31, 2015, 3,333 shares of stock have not vested under Mr. Osborne’s restricted stock award agreement. The closing market price of our common stock at December 31, 2015, was $7.45. For more information see “Executive Compensation.”

James E. Sprague, Chief Financial Officer. We entered into an employment agreement with Mr. Sprague on December 18, 2013 and an amended employment agreement on December 29, 2014. Mr. Sprague is entitled to receive four weeks of paid vacation in each calendar year.

Under the agreement, if the employment relationship is terminated by us for Cause or by Mr. Sprague, no severance compensation will be due to Mr. Sprague. If the employment relationship is terminated by us without Cause, Mr. Sprague will be entitled to severance compensation in an amount equal to his annual base salary in effect at the time. If Mr. Sprague’s employment is terminated by us without Cause, or if Mr. Sprague resigns with Good Reason (as defined in the employment agreement), within six months of a Change in Control, Mr. Sprague will be entitled to severance compensation (i) in an amount equal to three times his annual base salary in effect at the time, (ii) a cash lump sum payment equal to the pro-rated portion of his annual performance-based bonus in effect at the time, and (iii) the continuation of Mr. Sprague’s existing health care coverage under COBRA, less Mr. Sprague’s contribution, for a period of twenty-four months.

The following table summarizes the potential payments and benefits payable to Mr. Sprague upon a hypothetical termination of employment under various scenarios, or termination due to a change in control under each situation listed below, assuming that Mr. Sprague was terminated on December 31, 2015.

Estimated Potential Payout	Voluntary Termination or Involuntary Termination for Cause	Involuntary Termination Not for Cause
			Within Six Months Following a Change in Control Involuntary Termination Not for Cause or Voluntary Termination for Good Reason
Base Salary	—	$355,000	$1,065,000
Bonus	—	—	—
Health Benefits(1)	—	$39,233	$39,233
Total	—	$394,233	$1,104,233

(1)	This amount reflects our maximum 24-month obligation. If Mr. Sprague becomes covered by another employer’s health plan during such 24-month period, then our obligation to pay Mr. Sprague’s health plan shall cease.

Kevin J. Degenstein, Chief Operating Officer and Chief Compliance Officer. We entered into an employment agreement with Mr. Degenstein on July 27, 2014. Mr. Degenstein is eligible to receive (i) an annual bonus based on performance as determined by the board of directors, and (ii) an automobile allowance.

Under the agreement, if the employment relationship is terminated by us for any reason, Mr. Degenstein will be entitled to severance compensation (i) in an amount equal to his annual base salary in effect at the time, to the extent unpaid, (ii) accrued but unpaid vacation pay, and (iii) the continuation of Mr. Degenstein’s existing health care coverage under COBRA, less Mr. Degenstein’s contribution, for a period of one year. If Mr. Degenstein’s employment is terminated by us without Cause, or by Mr. Degenstein with Good Reason (as defined in the employment agreement), Mr. Degenstein will be entitled to severance compensation, in addition to the foregoing compensation, (i) in an amount equal to his annual base salary in effect at the time, and (ii) moving expenses not to exceed $20,000 if the termination occurs within two years of the effective date of his employment.

If Mr. Degenstein’s employment is terminated by us without Cause, or if Mr. Degenstein resigns with Good Reason (as defined in the employment agreement), within six months of a Change in Control, Mr. Degenstein will be entitled to severance compensation (i) in an amount equal to two times his annual base salary in effect at the time, (ii) a cash lump sum payment equal to the pro-rated portion of his annual performance-based bonus in effect at the time, and (iii) the continuation of Mr. Degenstein’s existing health care coverage under COBRA, less Mr. Degenstein’s contribution, for a period of twenty-four months.

The following table summarizes the potential payments and benefits payable to Mr. Degenstein upon a hypothetical termination of employment under various scenarios, or termination due to a change in control under each situation listed below, assuming that Mr. Degenstein was terminated on December 31, 2015.

Estimated Potential Payout	Involuntary Termination		Involuntary Termination Not for Cause or Voluntary Termination With Good Reason
					Within Six Months Following a Change in Control Involuntary Termination Not for Cause or Voluntary Termination for Good Reason
Base Salary	$285,000		$570,000		$570,000
Bonus	—		—		—
Health Benefits	$10,128	(1)	$10,128	(1)	$20,256	(2)
Moving Expenses	—		$20,000		—
Total	$295,128		$580,128		$590,756

(1)	This amount reflects our maximum 12-month obligation. If Mr. Degenstein becomes covered by another employer’s health plan during such 12-month period, then our obligation to pay Mr. Degenstein’s health plan shall cease.
(2)	This amount reflects our maximum 24-month obligation. If Mr. Degenstein becomes covered by another employer’s health plan during such 24-month period, then our obligation to pay Mr. Degenstein’s health plan shall cease.

Jed D. Henthorne, Corporate Controller. We entered into an employment agreement with Mr. Henthorne on December 29, 2014. Under the agreement, if the employment relationship is terminated by us for Cause or by Mr. Henthorne, no severance compensation will be due to Mr. Henthorne. If, however, we terminate Mr. Henthorne without Cause, Mr. Henthorne shall be entitled to severance compensation in an amount equal to his annual base salary then in effect in equal installments on our regular pay days during the one-year period following the termination.

Under the agreement, if the employment relationship is terminated by us without Cause or by Mr. Henthorne with Good Reason (as defined in the employment agreement), within six months of a Change in Control (as defined in the employment agreement), Mr. Henthorne will be entitled to severance compensation (i) in an amount equal to his annual base salary in effect at the time, (ii) the pro-rated portion of his performance-based bonus in effect at the time, and (iii) the continuation of Mr. Henthorne’s existing health care coverage under COBRA, less Mr. Henthorne’s contribution, for a period of twenty-four months.

The following table summarizes the potential payments and benefits payable to Mr. Henthorne upon a hypothetical termination of employment under various scenarios, or termination due to a change in control under each situation listed below, assuming that Mr. Henthorne was terminated on December 31, 2015.

Estimated Potential Payout	Voluntary Termination or Involuntary Termination for Cause	Involuntary Termination Not for Cause
			Within Six Months Following a Change in Control Involuntary Termination Not for Cause or Voluntary Termination for Good Reason
Base Salary	—	$170,000	$170,000
Bonus	—	—	—
Health Benefits(1)	—	—	$13,128
Total	—	$170,000	$183,128

(1)	This amount reflects our maximum 24-month obligation. If Mr. Henthorne becomes covered by another employer’s health plan during such 24-month period, then our obligation to pay Mr. Henthorne’s health plan shall cease.

Vincent A. Parisi, General Counsel. We entered into an employment agreement with Mr. Parisi on July 8, 2015. Under the agreement, if the employment relationship is terminated by us for Cause or by Mr. Parisi, no severance compensation will be due to Mr. Parisi. If the employment relationship is terminated by us without Cause, Mr. Parisi will be entitled to severance compensation in an amount equal to his annual base salary in effect at the time. If Mr. Parisi’s employment is terminated by us without Cause, or if Mr. Parisi resigns with Good Reason (as defined in the employment agreement), within six months of a Change in Control, Mr. Parisi will be entitled to severance compensation (i) in an amount equal to his annual base salary in effect at the time, (ii) a cash lump sum payment equal to the pro-rated portion of his annual performance-based bonus in effect at the time, and (iii) the continuation of Mr. Parisi’s existing health care coverage under COBRA, less Mr. Parisi’s contribution, for a period of twenty-four months.

The following table summarizes the potential payments and benefits payable to Mr. Parisi upon a hypothetical termination of employment under various scenarios, or termination due to a change in control under each situation listed below, assuming that Mr. Parisi was terminated on December 31, 2015.

Estimated Potential Payout	Voluntary Termination or Involuntary Termination for Cause	Involuntary Termination Not for Cause
			Within Six Months Following a Change in Control Involuntary Termination Not for Cause or Voluntary Termination for Good Reason
Base Salary	—	$195,000	$195,000
Bonus	—	—	—
Health Benefits(1)	—	—	$39,233
Total	—	$195,000	$234,233

(1)	This amount reflects our maximum 24-month obligation. If Mr. Parisi becomes covered by another employer’s health plan during such 24-month period, then our obligation to pay Mr. Parisi’s health plan shall cease.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following is a summary of the aggregate fees billed to us for the years ended December 31, 2014 and 2015, by our independent registered public accountant, MaloneBailey LLP, and their affiliates.

	Year ended December 31, 2014	Year ended December 31, 2015*
Audit Fees	$769,539	$763,050
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$769,539	$763,050

*	The audit fees amount for 2015 is based on a fee estimate provided by MaloneBailey LLP and approved by the audit committee for services provided in connection with the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, and services that are typically rendered in connection with statutory and regulatory filings. The final amount of the fees for those services may vary from the estimate provided.

Audit Fees.  These fees are for professional services rendered by MaloneBailey for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Pursuant to the written charter of our audit committee, the committee must pre-approve all audit and non-audit services provided by our independent auditors. The audit committee pre-approved all services provided by MaloneBailey and authorized us to pay the fees billed to us in 2014 and 2015.

AUDIT COMMITTEE REPORT

In accordance with its written charter that was approved and adopted by our board, our audit committee assists the board in fulfilling its responsibility of overseeing the quality and integrity of our accounting, auditing and financial reporting practices. A copy of the audit committee charter is available on our website at www.egas.net. The audit committee is directly responsible for the appointment of Gas Natural’s independent public accounting firm and is charged with reviewing and approving all services performed for Gas Natural by the independent accounting firm and for reviewing the accounting firm’s fees. The audit committee reviews the independent accounting firm’s internal quality control procedures, reviews all relationships between the independent accounting firm and Gas Natural in order to assess the accounting firm’s independence, and monitors compliance with our policy regarding non-audit services, if any, rendered by the independent accounting firm. In addition, the audit committee ensures the regular rotation of the lead audit partner. The audit committee reviews management’s programs to monitor compliance with our policies on business ethics and risk management. The audit committee establishes procedures to receive and respond to complaints received by Gas Natural regarding accounting, internal accounting controls or auditing matters and allows for the confidential, anonymous submission of concerns by employees.

The audit committee met four times in 2015. The audit committee is currently comprised of Mr. Greaves, the committee’s chairman, Mr. Carney and Mr. Johnston. The audit committee’s current composition satisfies the regulations of the NYSE MKT governing audit committee composition, including the requirement that all audit committee members be “independent directors” as defined in NYSE MKT listing standards. In addition, each member of the audit committee is able to read and understand financial statements, including balance sheets, income statements and cash flow statements. The board has determined that Mr. Greaves and Mr. Carney are “audit committee financial experts” under applicable SEC rules through their respective experience and education. Mr. Greaves’ eighteen years of experience at Ernst & Young, LLP and Mr. Carney’s 35 years of experience serving in financial positions in the utility industry, was a basis for the board’s determination. In addition, Mr. Greaves, Mr. Carney and Mr. Johnston are deemed to be “financially sophisticated” under applicable NYSE MKT rules. The audit committee reviews and reassesses its charter at least annually and will obtain the approval of the board for any proposed changes to its charter.

The audit committee oversees management’s implementation of internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report the information required for public disclosure. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management and MaloneBailey LLP, our independent accounting firm. The audit committee also discussed with MaloneBailey the matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The audit committee reviewed with MaloneBailey, which is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of our accounting principles and other matters as are required to be discussed with the audit committee pursuant to generally accepted auditing standards.

In discharging its oversight responsibility as to the audit process, the audit committee obtained from our independent accounting firm a formal written statement describing all relationships between the independent accounting firm and us that might bear on the accounting firm’s independence consistent with the Public Company Accounting Oversight Board’s Rule 3526, “Communication with Audit Committees Concerning Independence,” and discussed with the accounting firm any relationships that may impact its objectivity and independence. In considering the accounting firm’s independence, the audit committee also considered whether the non-audit services performed by the accounting firm on our behalf were compatible with maintaining the independence of the accounting firm.

In reliance upon (i) the audit committee’s reviews and discussions with management and MaloneBailey, (ii) management’s assessment of the effectiveness of our internal controls over financial reporting, and (iii) the receipt of an opinion from MaloneBailey dated March 15, 2016, stating that Gas Natural’s financial statements for the year ended December 31, 2015, present fairly, in all material respects, the financial position of Gas Natural and its subsidiaries as of December 31, 2015, in conformity with accounting principles generally accepted in the United States of America, the audit committee recommended to our board that these audited financial statements be included in our Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Audit Committee
Richard K. Greaves, Chairman
James P. Carney
Robert B. Johnston

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of [           ], 2016, information regarding the beneficial ownership of our common stock by

•	each shareholder known by us to be the beneficial owner of more than 5% of the stock,
•	each director and director nominee,
•	each named executive officer in our summary compensation table,
•	all of our current directors and officers as a group.

	Beneficial Ownership
Names and Address(1)	Common Stock	Percentage
Michael B. Bender	2,464	*
James P. Carney	1,757	*
Richard K. Greaves	5,464	*
Robert B. Johnston	10,000	*
Gregory J. Osborne(2)	11,662	*
Michael R. Winter	7,866	*
Kevin J. Degenstein(3)	1,946	*
Jed D. Henthorne(4)	19,975	*
Vincent A. Parisi(5)	172	*
James E. Sprague(6)	7,957	*
All current directors and executive officers as a group (10 individuals)	69,263	0.66%
5% Owner
Anita G. Zucker, Trustee of the Article 6 Marital Trust, under The First Amended and Restated Jerry Zucker Revocable Trust dated April 2, 2007(7) 4838 Jenkins Avenue, North Charleston, SC 29405	1,040,640	9.9%

*	Less than 1%
(1)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Gas Natural Inc., 1375 East 9th Street, Suite 3100, Cleveland, OH 44114.
(2)	Includes (i) 5,000 shares of common stock granted to Mr. Osborne in connection with his employment agreement which vest ratably over the three year period ending July 21, 2017, subject to a service requirement, and (ii) 31 shares of common stock held in our 401(k) plan. Pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan. For more information see “Employment and Separation Agreements.”
(3)	All of Mr. Degenstein’s shares of common stock are held in our 401(k) plan. Pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan.
(4)	Includes 5,947 shares of common stock held in our 401(k) plan and 5,478 shares held in our Dividend Reinvestment Plan. Pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan.
(5)	All of Mr. Parisi’s shares of common stock are held in our 401(k) plan. Pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan.
(6)	Includes 457 shares of common stock held in our 401(k) plan. Pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan.
(7)	Based solely on information contained within Amendment No. 2 to Schedule 13D filed with the SEC on May 20, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Our officers, directors and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file. In 2015, James Sprague failed to timely file a Form 4 on one occasion. Based solely on the review of copies of reports furnished to us or written representations that no reports were required, we believe that all other Section 16(a) filing requirements were met in the last fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Historically we have engaged in various related party transactions with entities owned or controlled by our former chairman and chief executive officer, Richard Osborne. Beginning in December 2013, the board began adopting resolutions aimed at reducing the number of related party transactions. After Richard Osborne’s removal as chief executive officer on May 1, 2014, for, in part, not adhering to these board resolutions, the board has taken a measured approach to reduce or terminate, as appropriate, related party transactions with Richard Osborne while ensuring that we continue to serve our customers affected by such transactions. We have provided notices of termination of all written contracts with Richard Osborne’s entities that we are not contractually obligated to maintain or that we need in order to serve our customers. These efforts have been made in furtherance of our long term plan to phase out related party transactions.

Our Acquisition of the Ohio Utilities

On January 5, 2010, we expanded into Ohio and Western Pennsylvania by acquiring several utilities owned primarily by our former chairman and chief executive officer, Richard Osborne. The acquisition was reviewed by a special committee of our board of directors and approved by our full board and shareholders. Through the acquisition, we acquired Orwell Natural Gas Company (Orwell), Northeast Ohio Natural Gas Corp. (NEO) and Brainard Gas Corp. (Brainard). When we acquired Orwell, NEO and Brainard the entities were parties to various agreements with companies associated with Richard Osborne, as disclosed below.

Acquisition of the Assets of JDOG Marketing

On June 1, 2013, we acquired substantially all of the assets of John D. Oil and Gas Marketing Company, LLC (JDOG Marketing). We created a subsidiary, Gas Natural Resources, LLC (GNR), to acquire the JDOG Marketing assets. JDOG Marketing is owned primarily by the Richard M. Osborne Trust (Osborne Trust) and is engaged in the business of marketing natural gas. Richard Osborne is the sole trustee of the Osborne Trust.

As consideration for the purchase of the assets, we paid JDOG Marketing 256,926 shares of our common stock. These shares had an acquisition date fair value of $2,641,199. In addition, the purchase agreement provides for contingent “earn-out” payments for a period of five years after the closing of the transaction if the acquired business achieves an annual EBITDA target in the amount of $810,432, which is JDOG Marketing’s reported EBITDA for the year-ended December 31, 2011. If actual EBITDA for a certain year is less than target EBITDA, then no earn-out payment will be payable for that particular earn-out period. We are currently engaged in litigation with JDOG Marketing concerning whether an earn-out payment is due for 2013. We believe there is no earn-out due for 2014 or 2015. JDOG Marketing has objected to our calculation of the 2014 and 2015 earn-out.

The JDOG Marketing purchase agreement was approved by a disinterested and independent special committee of our board of directors, the independent members of our board, and our shareholders.

Real Estate Transactions and Leases with Companies Controlled by Richard Osborne

On March 5, 2013, we purchased the Matchworks Building in Mentor, Ohio for $1.9 million from entities owned or controlled by Richard Osborne. Our subsidiary, 8500 Station Street, LLC, was formed to operate the property. Our Ohio headquarters were located in the Matchworks Building and we had the opportunity to purchase the building because it had fallen into receivership. Upon purchasing the Matchworks Building, we acquired lease agreements with John D. Oil and Gas Company (JDOG), Lake County Title LLC and OsAir, Inc. (OsAir).

JDOG moved out of the Matchworks Building in November 2014. Lake County Title is owned by Richard M. Osborne, Jr., a former employee and the son of Richard Osborne. We recorded rent revenue of approximately $7,000 related to the Lake County Title lease in 2015. Under the terms of the agreement, the lease expired on October 31, 2014. At that time, Lake County Title elected not to renew the original lease and opted to lease the space on a month-to-month basis. Lake County Title moved out of the Matchworks Building in April 2015, and executed a promissory note in the amount of $21,084 for rent that was not paid. OsAir is owned by the Osborne Trust and Richard Osborne is president and chief executive officer of OsAir. On October 7, 2013, 8500 Station Street entered into a lease agreement with OsAir. Pursuant to the lease agreement, 8500 Station Street leased to OsAir approximately 6,472 square feet of office space in the Matchworks Building, for a three year period beginning March 1, 2013. This agreement was approved by the independent members of our board of directors. OsAir defaulted on payments under the lease and was evicted in September 2014. We are currently engaged in litigation with OsAir concerning the lease. We completed the sale of the Matchworks Building to an unrelated third party in October 2015 for $1,350,000.

On December 18, 2013, Orwell entered into a lease agreement with Cobra Pipeline Co., Ltd. (Cobra), an entity owned and controlled by the Osborne Trust, pursuant to which Cobra leased to Orwell, for $2,000 per month, approximately 2,400 square feet of warehouse space located at 2412 Newton Falls Road, Newton Falls, Ohio. The initial term of the lease was December 18, 2013 to February 29, 2016. We terminated the lease in accordance with its terms on January 4, 2016. Net rent paid by us under this agreement totaled $26,000 during 2015. The lease was reviewed by the disinterested members of our board of directors and approved by our board of directors.

Gas Sale and Other Agreements with Companies Controlled by Richard Osborne

JDOG Marketing was a party to various gas purchase agreements with entities owned or controlled by Richard Osborne when we acquired its assets on June 1, 2013. Upon the closing of our acquisition of the assets of JDOG Marketing, these agreements were assigned to GNR. These affiliate gas purchase agreements were reviewed and approved by the independent members of our board of directors and are as follows:

•	Three base contracts for the sale and purchase of natural gas each dated April 1, 2011, between JDOG Marketing and each of OsAir, John D. Resources, LLC and Mentor Energy and Resources Company. GNR purchased gas supplies from each of these entities pursuant to these agreements. These agreements had an indefinite term but could be terminated by either party upon 30 days’ written notice. We ceased all purchases of gas under these agreements in August 2014. We delivered notices of termination in accordance with the terms of these agreements in April 2015. GNR did not make any natural gas purchases under these agreements during 2015.
•	Two base contracts for the sale and purchase of natural gas each dated April 1, 2011, between JDOG Marketing and each of Great Plains Exploration LLC (Great Plains) and JDOG. Purchases made by GNR under these agreements totaled approximately $847,000 for 2015. GNR terminated these agreements in accordance with their terms in May 2016.
•	A base contract for the sale and purchase of natural gas between JDOG Marketing and Cobra, dated April 1, 2010, pursuant to which JDOG Marketing sells gas supplies to Cobra. This agreement had an indefinite term but could be terminated by either party upon 30 days’ written notice. GNR received payments of approximately $48,043 in 2015. Cobra owes approximately $117,000 to GNR under the agreement.

Agreements with Gas Pipeline Companies Controlled by Richard Osborne

Natural Gas Transportation Agreements.  Orwell and Brainard have an agreement with Orwell-Trumbull Pipeline Co., LLC (Orwell-Trumbull), which is an entity owned by the Osborne Trust, for transportation service on its intrastate pipeline in Northeastern Ohio. The charge on the Orwell-Trumbull pipeline is a volumetric rate of $1.01 per thousand cubic feet (Mcf) plus shrinkage. Purchases of transportation services under this agreement totaled approximately $583,000 for 2015. This agreement has a current term of 15 years that began on July 1, 2008. See Item 3 — Legal Proceedings in our Annual Report on Form 10-K for more information regarding ongoing proceedings between our Ohio utilities and Orwell-Trumbull.

Additionally, NEO, Orwell and Brainard have transportation agreements with Cobra for transportation on its intrastate pipeline in Northeastern Ohio. The price on the Cobra pipeline is a transportation rate of $0.50 per dekatherm plus shrinkage. Additional treating fees may be applied at $0.25 per Mcf. On April 1, 2013, NEO entered into agreements with Cobra modifying the transportation agreements. Pursuant to these modifications, Cobra agreed to transport a specified minimum number of dekatherms of natural gas per day for NEO’s use. NEO pays to Cobra a fee of $0.50 per dekatherm per day for this guaranty of pipeline capacity, whether or not it is utilized. These firm commitment agreements have a term of one year and renew annually unless terminated by either party by advance notice. The modifications to the transportation agreements were not approved in advance by our board of directors, but were reviewed, discussed and ratified by disinterested and independent directors at the April 2013 meeting of our board. Purchases made for transportation services under these agreements were approximately $918,000 for 2015.

JDOG Marketing was a party to various transportation service agreements with entities owned or controlled by Richard Osborne when we acquired its assets on June 1, 2013. Upon the closing of our acquisition of the assets of JDOG Marketing, these agreements were assigned to GNR. These affiliate transportation agreements were reviewed and approved by the independent members of our board of directors and are as follows:

•	Three transportation service agreements between JDOG Marketing and Cobra each dated January 30, 2008, for the transportation and re-delivery of natural gas in the Churchtown, Holmesville and North Trumbull areas. These agreements became effective on February 6, 2008, and automatically renew on a year-to-year basis unless terminated by either party with a written notice received before January 2nd of the preceding year. Cobra charges tariff rates for its services under these agreements. Purchases made by GNR under these agreements totaled approximately $191,000 for 2015.
•	A transportation service agreement between JDOG Marketing and Orwell-Trumbull dated January 15, 2009 for the transportation and re-delivery of natural gas. This agreement became effective on February 6, 2009, and has a six year initial term with the possibility for year-to-year automatic renewals thereafter. The agreement may be terminated by either party with a written notice received before January 2nd of the preceding year. Purchases made by GNR under this agreement totaled approximately $262,000 for 2015. See Item 13 — Certain Relationships and Related Transactions, and Director Independence in our Form 10-K/A as Amendment No. 1 to our Annual Report on Form 10-K for more information regarding ongoing proceedings between GNR and Orwell-Trumbull.

Although we are permitted to terminate these transportation agreements with Orwell-Trumbull and Cobra, pursuant to their respective terms, we have elected to maintain these agreements in order to continue to serve our customers in the territories served by these pipelines.

Electronic Metering Service and Operation Agreements.  Orwell, NEO and Brainard each have agreements dated April 15, 2009 with Cobra for the maintenance and operation of electronic metering points for the transportation of natural gas that are pursuant to the Public Utilities Commission of Ohio’s (PUCO) approved tariff. Orwell also has an agreement dated April 15, 2009 with Orwell-Trumbull for the same purpose. Each of the agreements has a term of three years from the date of the installation of the electronic metering equipment and thereafter for successive one year terms until terminated. Each agreement provides for the payment of $125 per location per month as a fee for the operating and general maintenance of the gas metering and communication equipment. We purchased approximately $5,000 of services under these agreements in 2015.

Unless otherwise indicated, all agreements described above were reviewed and discussed by a disinterested and independent special committee of our board of directors and approved by our board of directors.

Other Related Party Transactions

Kykuit Resources.  Our subsidiary, Energy West Resources, Inc., invested in Kykuit Resources, LLC, a developer of oil, gas and mineral leases, in 2007. Energy West Resources, Inc. currently owns a 24.5% interest in Kykuit. Richard Osborne owns a 26.4% interest in Kykuit. JDOG is the managing member of Kykuit and owns a 23.2% interest. Richard Osborne is the chairman of the board and chief executive officer of JDOG. Our president, chief executive officer, and a member of our board of directors, Gregory Osborne, was president, chief operating officer and a director of JDOG until January 2012. Our former chief financial officer, Thomas Smith, was a director of JDOG until April 2014. At December 31, 2014, our total investment in Kykuit was approximately $2,160,000. Due to significant doubts regarding the recoverability of Kykuit’s leaseholds on unproven oil and gas properties, coupled with the bankruptcy of the managing member, our investment in Kykuit is completely impaired. Our investment in Kykuit was ratified by two disinterested and independent directors as well as all other members of our board of directors.

Employment of Richard M. Osborne, Jr.  Richard Osborne, Jr. is the son of Richard Osborne and the brother of Gregory Osborne. In 2010, we hired Richard Osborne, Jr. as a part-time employee providing real estate management services. As of May 1, 2015, Richard Osborne, Jr. was no longer employed by us because his services were no longer required as we are not engaged in real estate projects. Richard Osborne, Jr. received a salary of approximately $30,000 and a car allowance of $2,100 for the portion of the year that he worked for us in 2015.

NIL Funding Corporation.  On April 15, 2016, we entered into a loan agreement and promissory note for $4 million with NIL Funding Corporation, bearing an annual interest rate of 7.5%, and a maturity date of November 15, 2016. Under the note and loan agreement, we make monthly interest payments to NIL Funding and the principal balance of the note is due upon maturity. Our loan agreement with NIL Funding restricts our ability to incur additional borrowings, make new investments, consummate a merger or acquisition and dispose of assets. In an event of default, as defined under the loan agreement, NIL Funding may, at its option, require us to immediately pay the outstanding principal balance of the note as well as any and all interest and other payments due or convert any part of the amounts due and unpaid to shares of our common stock at a conversion price of 95% of the previous day’s closing price on the NYSE MKT.

On October 23, 2015, we entered into a loan agreement and promissory note with NIL Funding. Pursuant to the note and loan agreement, NIL Funding made a single loan to us in the principal amount of $3 million, bearing an annual interest rate of 6.95%, and a maturity date of April 20, 2016. We paid NIL funding $37,000 in interest payments on this loan for 2015. On March 14, 2016, the NIL Funding credit facility was paid off and extinguished.

On April 6, 2015, we entered into a loan agreement and promissory note with NIL Funding. Pursuant to the note and loan agreement, NIL Funding made a single loan to us in the principal amount of $5 million, bearing an annual interest rate of 7.5%, and a maturity date of October 3, 2015. We paid NIL Funding $104,000 in interest payments on this loan in 2015. On July 27, 2015, the NIL Funding credit facility was paid off and extinguished.

NIL Funding is an affiliate of The InterTech Group, Inc. The chairperson and chief executive officer of The InterTech Group, Anita G. Zucker, beneficially owns 1,040,640 shares, or 9.9%, of our outstanding common stock, as of May 20, 2016. Two members of our board of directors, Mr. Bender and Mr. Johnston, currently serve as officers of The InterTech Group. Messrs. Bender and Johnston abstained from any vote or discussion related to NIL Funding and the foregoing transactions were approved by the independent members of our board of directors.

Litigation with Richard Osborne

On June 13, 2014, Richard Osborne, our former chairman and chief executive officer, filed a lawsuit against us and our corporate secretary captioned, “Richard M. Osborne and Richard M. Osborne Trust, Under Restated and Amended Trust Agreement of February 24, 2012 v. Gas Natural, Inc. et al.,” Case No. 14CV001210 which was filed in the Court of Common Pleas in Lake County, Ohio. In this lawsuit, Richard Osborne sought an order requiring us to provide him with “the minutes and any corporate resolutions for the past five years.” We had provided Richard Osborne with all the board minutes he requested that had been approved by the board. On October 29, 2014, Richard Osborne filed an amended complaint in this matter demanding minutes of the committees of the board of directors and additional board minutes which he claimed he was entitled to receive. On November 17, 2014, the defendants moved to dismiss Richard Osborne’s amended complaint for failure to state a claim upon which relief can be granted, and for summary judgment. On February 11, 2015, the Court granted defendants’ motion, dismissing the case except for one allegation in one paragraph of Richard Osborne’s amended complaint: that we failed to produce minutes of any board meeting that occurred between June 1, 2014 and June 13, 2014 (there were none). The Court held in abeyance its ruling on this issue, to give Richard Osborne 30 days to conduct discovery limited to determining whether any board meetings occurred during that two-week period. On February 13, 2015, Richard Osborne voluntarily dismissed his Complaint, without prejudice. On April 28, 2015, Richard Osborne refiled this lawsuit in a different court, the Cuyahoga County Court of Common Pleas, captioned “Richard M. Osborne and Richard M. Osborne Trust, Under Restated and Amended Trust Agreement of January 13, 1995 v. Gas Natural Inc., et al.,” Case No. 15CV844836. Richard Osborne is again seeking the board minutes at issue in the previously dismissed lawsuit and minutes that have been prepared subsequently. We believe the lawsuit, like its prior iteration, is wholly without merit and will vigorously contest it. In addition, we have filed a counterclaim against Richard Osborne seeking to have him declared a vexatious litigator. If successful, Richard Osborne will only be able to initiate new litigation against us after receiving permission from the court in which the case would be pending. This case has been stayed, pending the results of Case No. 14CV1512, described below, which is currently pending in the Court of Common Pleas in Lake County, Ohio.

On June 26, 2014, Richard Osborne filed a lawsuit against us and our board of directors captioned “Richard M. Osborne, Richard M. Osborne Trust, Under Restated and Amended Trust Agreement of February 24, 2012 and John D. Oil and Gas Marketing Company, LLC v. Gas Natural, Inc. et al.,” Case No. 14CV001290, filed in the Court of Common Pleas in Lake County, Ohio. In this lawsuit, among other things, Richard Osborne (1) demanded payment of an earn-out associated with our purchase of assets from JDOG Marketing, (2) alleged that the board of directors breached its fiduciary duties, primarily by removing Richard Osborne as chairman of the board and chief executive officer, (3) sought injunctive relief to restrain our board members from “taking any actions on behalf of Gas Natural until they are in compliance with the law and the documents governing corporate governance,” and (4) asked the Court to enjoin the 2014 annual meeting that was scheduled to take place on July 30, 2014, and to delay it until such time that the board of directors would be “in compliance with the law and corporate governance.”

Richard Osborne dismissed the above lawsuit on July 15, 2014, without prejudice, as the parties started to engage in settlement negotiations in an attempt to resolve the dispute. After settlement negotiations broke down, Richard Osborne refiled the lawsuit on July 28, 2014, Case No. 14CV001512, against us and our board members. In the re-filed lawsuit, among other things, Richard Osborne (1) demands payment of an earn-out amount associated with our purchase of assets from JDOG Marketing, (2) alleges that the board of directors breached its fiduciary duties by removing Richard Osborne as chairman and chief executive officer, (3) seeks to enforce a July 15, 2014 term sheet, where the parties memorialized certain discussions they had in connection with their efforts to resolve the dispute arising out of the lawsuit, which included a severance payment of $1.0 million, and (4) seeks to invalidate the results of the July 30, 2014 shareholder meeting and asks the court to order us to hold a new meeting at a later date. Richard Osborne is also seeking compensatory and punitive damages. The parties have each filed motions for summary judgment which are awaiting the ruling of the court. On May 10, 2016, we filed an amended answer, to add affirmative defenses of breach of representations and warranties contained in the agreement pursuant to which we purchased the assets of JDOG Marketing, and also added a counterclaim for rescission of that same agreement. We believe that Richard Osborne’s claims in this lawsuit are wholly without merit and will vigorously defend this case on all grounds.

8500 Station Street filed a complaint against OsAir on October 2, 2014, captioned “8500 Station Street LLC v. OsAir Inc., et al.,” in the Mentor Municipal Court, Case No. CVG1400880, for forcible entry and detainer for past-due rent and other damages relating to the premises located at 8500 Station Street, Suite 113, Mentor, Ohio. Richard Osborne owns and controls OsAir. At a hearing held on October 31, 2014, in the Mentor Municipal Court, the court granted 8500 Station Street restitution of the property. The suit was subsequently transferred from the Mentor Municipal Court to the Court of Common Pleas in Lake County, Ohio, Case No. 14CV002124, in November 2014 because OsAir’s counterclaim pled damages in excess of the Municipal Court’s jurisdiction. On January 23, 2015, the court granted 8500 Station Street’s motion for leave to file an amended complaint. On September 11, 2015, 8500 Station Street filed a motion for summary judgment, which was granted, in part, on March 1, 2016, in favor of 8500 Station Street as to its claim that OsAir breached the lease. The motion remains pending as to the damages claims. 8500 Station Street is claiming damages of approximately $82,000 in unpaid rent and physical damage to the premises as a result of fixtures removed by OsAir in vacating the premises. A hearing is scheduled to begin August 15, 2016 as to the issue of damages.

On March 12, 2015, Cobra filed a lawsuit against us in the United States District Court for the Northern District of Ohio captioned “Cobra Pipeline Co., Ltd. v. Gas Natural Inc., et al.,” Case No. 1:15-CV-00481. Richard Osborne owns and controls Cobra. Cobra’s complaint alleged that it uses a service to track the locations of its vehicles via global positioning system monitoring. Cobra alleged that we and other defendants accessed and intercepted vehicle tracking data, after we knew or should have known that our authority to do so had ended. The complaint alleged claims under the Stored Communications Act, the Wiretap Act, and various state-law claims. On September 17, 2015, the court granted defendants’ motion for summary judgment and dismissed Cobra’s complaint in its entirety. On October 19, 2015, Cobra filed its Notice of Appeal to the Sixth Circuit Court of Appeals. That appeal remains pending.

On October 29, 2015, Orwell filed a lawsuit against Richard Osborne in the Lake County Court of Common Pleas, captioned “Orwell National Gas Company vs. Osborne Sr., Richard M.,” Case No. 15CV001877. The complaint alleges that Richard Osborne, while the chairman, president and chief executive officer of Orwell, Great Plains, JDOG, and Gas Natural Service Company, LLC (GNSC) fraudulently presented demands for payment to GNSC and Orwell, claiming that payments were due for natural gas purchased from Great Plains and JDOG from January 2012 through September 2013. Richard Osborne ultimately obtained two checks from Orwell in the total amount of $202,000. Orwell’s complaint states a claim of theft and seeks liquidated damages in the amount of these checks. Richard Osborne filed his answer to the complaint on March 10, 2016, and this matter is currently pending before the Lake County Court.

Orwell filed a complaint and motion for preliminary injunction against Ohio Rural Natural Gas Co-Op (Ohio Rural) and Richard Osborne, captioned “Orwell Natural Gas Company v. Ohio Rural Natural Gas Co-Op, et al.,” filed November 30, 2015 in the Lake County Court of Common Pleas, Case No. 15CV002063, alleging that Ohio Rural and Richard Osborne acted in concert to convert, for the use of their own supply, natural gas supply lines owned and operated by Orwell. The complaint alleges that on November 20, 2015, Ohio Rural and Richard Osborne tampered with and severed gas lines owned by Orwell on Tin Man Road in Mentor, Ohio, terminated service to approximately 50 independently owned businesses, and converted these gas lines for their own personal use. The complaint states claims for conversion, unjust enrichment and civil remedy against criminal act, and seeks compensatory and liquidated damages. On December 23, 2015, Ohio Rural filed a motion to dismiss on the basis that the court lacked jurisdiction over the subject matter of the suit. The court granted the motion on this basis and dismissed the complaint on March 10, 2016. Also on November 30, 2015, Orwell filed a case with the PUCO on the same grounds, captioned “In the Matter of Orwell Natural Gas Company, Brainard Gas Corporation and Northeast Ohio Natural Gas Corporations’ Request for Injunctive Relief,” Case No. 15-2015-GA-UNC, given the PUCO’s jurisdiction regarding pipeline safety issues. We are in the process of amending our pleadings in this case to reflect the March 10, 2016, dismissal in the companion case described above.

In addition to the foregoing, we are involved in other proceedings before the PUCO involving entities owned or controlled by Richard Osborne, our former chairman, president, and chief executive officer.

On March 9, 2015, Orwell filed a complaint with the PUCO, captioned “Orwell Natural Gas Company v. Orwell-Trumbull Pipeline Company, LLC,” Case Number 15-0475-GA-CSS. Orwell’s complaint alleged that on March 5, 2015, an Orwell-Trumbull employee notified Orwell that a pipeline owned by Orwell-Trumbull along Vrooman Road in Lake County, Ohio would be shut down completely for an alleged need to conduct maintenance or move Orwell-Trumbull pipelines. The complaint alleged that Orwell-Trumbull violated Ohio law due to its improper attempt to shut down the pipeline along Vrooman Road and requested the PUCO order Orwell-Trumbull to refrain from shutting off service to the residential and commercial customers along Vrooman Road. On March 10, 2015, the PUCO ordered Orwell-Trumbull to maintain the provision of service to the Vrooman Road customers during the pendency of the proceeding. The PUCO held a hearing on March 22, 2016. On May 9, 2016, Orwell-Trumbull, Orwell and the Ohio Consumers’ Counsel filed a stipulation in which Orwell-Trumbull agreed to provide monthly status updates to the parties to the stipulation regarding the ownership status of certain pipelines along Vrooman Road. The monthly updates will be required until Orwell-Trumbull has either completed construction to re-establish connections or filed a petition to abandon service regarding its pipelines on Vrooman Road. On June 1, 2016, the PUCO dismissed Orwell’s complaint on the basis that the May 9, 2016 stipulation resolved all of the issues in the complaint.

On or about March 12, 2015, Orwell-Trumbull filed a demand for arbitration, captioned “Orwell-Trumbull Pipeline Company, LLC v. Orwell Natural Gas Company,” Case No: 01-15-0002-9137, with the American Arbitration Association with respect to a dispute under the Natural Gas Transportation Service Agreement between it and Orwell and Brainard. Orwell-Trumbull claims Orwell is in breach of the exclusivity provisions in the Agreement. Orwell filed several counterclaims, including claims for breach of contract, fraud, and unjust enrichment. The parties are working with the arbitrator to schedule a hearing date and a discovery schedule; dates in November and December 2016 have been proposed. On March 31, 2015, Orwell filed a complaint on the same grounds with the PUCO captioned “Orwell Natural Gas Company v. Orwell-Trumbull Pipeline Company LLC,” Case Number, 15-0637-GA-CSS, to address issues regarding the operation of and contract rights for utilities on the Orwell Trumbull Pipeline. The PUCO held a hearing on November 3rd and 4th, 2015. The parties’ final briefs were filed on January 8, 2016, and are currently pending before the PUCO.

On March 28, 2016, GNR filed a complaint before the PUCO, Case No. 16-0663-GA-CSS, pursuant to a transportation service agreement between it and Orwell-Trumbull. The agreement was assigned to GNR when we acquired the assets of JDOG Marketing on June 1, 2013. The complaint alleges that Orwell-Trumbull breached the termination provisions of the agreement and violated Ohio law due to Orwell-Trumbull’s failure to file the agreement with the PUCO and its improper attempt to discontinue service under agreement. On March 30, 2016, the PUCO entered an order directing Orwell-Trumbull to maintain the provision of service to GNR during the pendency of this proceeding or until such time as the PUCO orders otherwise.

Related Person Transaction Policy

In accordance with our written policy adopted by the board of directors, on-going and future transactions with related parties will be:

•	on terms at least as favorable as those that we would be able to obtain from unrelated parties,
•	for bona fide business purposes, and
•	reviewed and approved by the audit committee or other independent directors in accordance with applicable law after full disclosure of the existence and nature of the conflicting interest in the related party transaction by the director involved in the acquisition.

In addition, beginning in December 2013, our board adopted a series of resolutions directed toward reducing related party transactions including:

•	The cessation as of March 1, 2014, of all related party transactions with affiliates of Richard Osborne not governed by written contract,
•	The cessation of the purchase of natural gas from affiliates of Richard Osborne unless such purchases are pursuant to existing gas supply contracts and the price of the gas is less than we can obtain from unaffiliated third parties, and
•	The approval by the board of directors of all invoices pertaining to related party transactions, including transactions governed by written contract, prior to the Company paying the amount contained in the applicable invoice.

SHAREHOLDER PROPOSALS

A shareholder intending to present a proposal for inclusion in our proxy statement for our 2017 annual meeting of shareholders must deliver a proposal, in accordance with the requirements of our code of regulations and Rule 14a-8 under the Exchange Act, to our secretary at our principal executive office no later than [           ], 2017. In addition to the applicable requirements of Rule 14a-8, a shareholder’s notice to the secretary must set forth as to each matter the shareholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,
•	the name and record address of the shareholder proposing such business,
•	the number of shares of our common stock that are beneficially owned by the shareholder, and
•	any material interest of the shareholder in the business.

In order for a shareholder to present a proposal at our 2017 annual meeting of shareholders outside of a Rule 14a-8 proposal, a shareholder must deliver a proposal in accordance with the requirements of our code of regulations to our secretary at our principal executive office no earlier than [           ], 2017, and no later than [           ], 2017. A shareholder’s notice to the secretary must set forth as to each matter the shareholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,
•	the name and record address of the shareholder proposing such business,
•	the number of shares of our common stock that are beneficially owned by the shareholder,
•	any material interest of the shareholder in the business, and
•	a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice.

PROPOSAL 1 — ELECTION OF DIRECTORS

Background to the Proposal

Your vote is particularly significant at the 2016 annual meeting. On May 24, 2016, we received a letter from Richard M. Osborne, Sr. notifying us that he intended to nominate a slate of six nominees, including himself, for election to Gas Natural’s board of directors. On May 25, 2016, Richard Osborne filed a preliminary proxy statement with the SEC proposing the election of his nominees. You may receive a proxy statement, WHITE proxy card and other solicitation materials from Richard Osborne or his “Committee to Re-Energize Gas Natural.”

We are not responsible for the accuracy of any information provided by or relating to Richard Osborne or his nominees contained in solicitation materials filed or disseminated by Richard Osborne or his committee or any other statements that Richard Osborne may make. Richard Osborne is a former officer and director of Gas Natural. On May 1, 2014, our board of directors removed Richard Osborne as chairman and CEO of the company for, in part, failing to follow board directives. The board did not nominate Richard Osborne for re-election to the board at our 2014 annual meeting. After his removal, Richard Osborne brought several suits against Gas Natural and our officers and directors. These cases remain pending (please turn to “Litigation with Richard Osborne” on page 32 for additional information). He has started a business that competes with Gas Natural’s utilities and has interrupted service to our customers without authorization. Richard Osborne has sold most of his Gas Natural stock and currently owns fewer than 5,000 shares, or less than one tenth of one percent.

Our nominating committee met three times to consider Richard Osborne’s director nominees. The committee evaluated the nominees based on information provided by Richard Osborne and additional publicly-available information and considered the nominees’ experience and prior relationships with Gas Natural, among other factors. After due consideration, the committee members determined unanimously not to recommend any of Richard Osborne’s nominees for election to the board.

Proposal

At this annual meeting, six directors are to be elected, each to hold office until the next annual meeting of shareholders or until their respective successors are elected and qualified.

Nominees for election this year are Michael B. Bender, James P. Carney, Richard K. Greaves, Robert B. Johnston, Gregory J. Osborne and Michael R. Winter. Each has consented to serve until the next annual meeting or until his successor is duly elected and qualified.

If any director to be elected by you is unable to serve or for good reason will not serve, the board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies may be voted for this substitute nominee.

The six nominees who receive the most votes will be elected directors.

The board of directors does NOT endorse any of Richard Osborne’s nominees and unanimously recommends that you vote FOR the election of each of the nominees proposed by our board of directors and AGAINST Richard Osborne’s proposal described above. Voting to WITHHOLD with respect to Richard Osborne’s nominees on his WHITE proxy card is not the same as voting FOR the board’s nominees because a vote to WITHHOLD with respect to Richard Osborne’s nominees on his WHITE proxy card will revoke any proxy you previously submitted. If you have already voted using the WHITE proxy card, you have every right to change your vote by completing and mailing the enclosed GREEN proxy card in the enclosed prepaid envelope. Only the latest validly executed proxy that you submit will be counted. Any proxy may be revoked at any time prior to its exercise at the annual meeting. If you have any questions or require assistance with voting your shares, please contact our proxy solicitor, D.F. King, toll free at (800) 821-8780 or collect at (212) 269-5550.

The board of directors unanimously recommends that you vote FOR Mr. Bender, Mr. Carney, Mr. Greaves, Mr. Johnston, Mr. Gregory Osborne and Mr. Winter on the GREEN proxy card.

PROPOSAL 2 — RATIFICATION OF
MALONEBAILEY LLC AS OUR INDEPENDENT AUDITOR

Our audit committee has selected MaloneBailey LLP as our independent auditor for the year ending December 31, 2016. Although our code of regulations does not require the selection of our independent auditor to be submitted to shareholders for approval, this selection is being presented to you for ratification at the annual meeting. Representatives of MaloneBailey will not attend the annual meeting, but will be available telephonically to answer appropriate questions and make statements if they desire.

We need the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the meeting in order to ratify MaloneBailey as our independent accountants for the year ending December 31, 2016. Although shareholder approval of this appointment is not required by law or binding on the audit committee, the audit committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of MaloneBailey as our independent registered public accounting firm, the audit committee will consider this vote in determining whether or not to continue the engagement of MaloneBailey. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of our shareholders.

The enclosed proxy will be voted FOR this proposal unless the proxy holders have otherwise instructed.

The audit committee and the board of directors recommend that you vote FOR the ratification of MaloneBailey as our independent auditors for the year ending December 31, 2016.

PROPOSAL 3 — ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Background of the Proposal

In accordance with Section 14A of the Exchange Act, we are asking you to approve a non-binding, advisory resolution on the compensation of our named executive officers for 2015 as described in the executive compensation tables and related narrative discussion included in the section of this proxy statement captioned “Executive Compensation” beginning on page 20 (commonly referred to as the “Say on Pay Proposal”). The Say on Pay Proposal gives shareholders an opportunity to express their views regarding the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this proxy statement.

Say on Pay Proposal

Our executive compensation programs are designed to attract, retain, and motivate talented executives, reward performance, and keep the interests of our executives aligned with our long-term objectives. The compensation committee of our board of directors recommends to the board the compensation that is paid or awarded to our executive officers and ensures that the total compensation paid to our executive officers is fair, reasonable and competitive. Please read the “Compensation Discussion and Analysis” and “Executive Compensation” sections on pages 16 and 20 of this proxy statement for additional details about our executive compensation programs, including information about the compensation of our named executive officers for 2015.

We are asking our shareholders to approve the following non-binding, advisory resolution at the annual meeting:

“RESOLVED, that the compensation paid to Gas Natural Inc.’s named executive officers for the year ended December 31, 2015, as disclosed pursuant to Item 402 of Regulation S-K in the executive compensation tables and related narrative discussion included in the sections of the [           ], 2016 proxy statement captioned “Compensation Discussion and Analysis” and “Executive Compensation,” be and hereby is APPROVED.”

We need the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at this meeting in order to ratify this resolution.

Your vote on this Proposal 3 is advisory and is not binding on us, our board of directors or the compensation committee. The board of directors could, if it concluded it was in our best interests to do so, choose not to follow or address the outcome of the advisory resolution. However, our board values input from our shareholders and will consider the outcome of the vote when making future executive compensation decisions.

The enclosed proxy will be voted FOR this proposal unless the proxy holder has instructed otherwise.

The compensation committee and the board of directors recommend that you vote FOR the approval of the advisory resolution on executive compensation.

PROPOSAL 4 — SHAREHOLDER PROPOSAL
TO REPEAL AMENDMENTS TO OUR CODE OF REGULATIONS

Richard M. Osborne, Sr., the beneficial holder of an aggregate of less than one tenth of a percent of our common stock, has given formal notice that he intends to introduce the following resolution for action at the 2016 annual meeting, which would allow shareholders to repeal any amendment to our code of regulations adopted by our board after May 24, 2016. Adoption of Richard Osborne’s code preservation proposal requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the annual meeting. Adoption of Richard Osborne’s proposal would have the effect of repealing any provisions or amendments to the code adopted without shareholder approval after May 24, 2016, and prior the company’s 2016 annual meeting.

Richard Osborne’s Proposal

RESOLVED, that the Amended and Restated Code of Regulations of the Company be amended to repeal any provision in effect at the time this proposal becomes effective, which were not included in the Code as in effect on May 24, 2016, as filed with the Securities and Exchange Commission on December 3, 2015.

Statement in Opposition to Richard Osborne’s Proposal

The board of directors recommends that shareholders vote AGAINST Richard Osborne’s Proposal for the following reasons:

Richard Osborne’s proposal seeks to repeal any provisions or amendments of our code adopted after May 24, 2016 and prior to our 2016 annual meeting, without regard to the subject matter of any code provisions or amendment in question.

No provisions or amendments to our code have been adopted subsequent to May 24, 2016.  While the board does not currently expect to adopt any amendments to the code prior to our 2016 annual meeting, the board could determine prior to the annual meeting that an amendment is necessary and in the best interest of the shareholders. The board believes that the automatic repeal of any code amendment, irrespective of its content, duly adopted by the board (whether with or without shareholder approval) could have the effect of repealing one or more properly adopted code amendments that the board determined to be in the best interests of the company and its shareholders and adopted in furtherance of its fiduciary duties, including in response to future events not yet known to us. Furthermore, as a public company subject to the federal proxy rules, it might be impracticable, if not impossible, for the board to obtain shareholder approval for a necessary code amendment within a timeframe necessary to serve the best interests of the company and its shareholders.

As the board is fully empowered by its corporate documents and Ohio law to alter, amend, repeal or add provisions to our code in accordance with its fiduciary duties and no provision of our code is expected to be impacted by Richard Osborne’s proposal, we believe this proposal represents no purpose other than to limit board actions otherwise permitted by our governing documents and Ohio law.

For these reasons, the board urges shareholders to vote AGAINST Richard M. Osborne, Sr.’s proposal.

OTHER MATTERS

Our board of directors is not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the board of directors recommends.

We urge you to sign and return your proxy promptly to make certain your shares will be voted at the annual meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,

Christopher J. Hubbert
Corporate Secretary

APPENDIX A — PARTICIPANT INFORMATION

PARTICIPANTS IN THE SOLICITATION

Directors, Nominees and Certain Officers

Under applicable SEC rules and regulations, members of the board of directors, the board’s nominees, and certain officers of ours are “participants” with respect to our solicitation of proxies in connection with the 2016 annual meeting. The following sets forth certain information about the persons who are “participants.” For more information see “The Board of Directors,” “Executive Officers,” and “Security Ownership of Certain Beneficial Owners and Management” in this proxy statement.

Name and Relationship to Registrant	Principal Occupation and Address(1)	Common Stock(2)
Gregory J. Osborne Officer, Director	President and Chief Executive Officer, Gas Natural Inc.	11,662
James E. Sprague Officer	Vice President and Chief Financial Officer, Gas Natural Inc.	7,957
Kevin J. Degenstein Officer	Chief Operating Officer and Chief Compliance Officer, Gas Natural Inc.	1,946
Jed D. Henthorne Officer	Corporate Controller, Gas Natural Inc.	19,975
Vincent A. Parisi Officer	Vice President and General Counsel, Gas Natural Inc.	172
Michael B. Bender Director	Director, Corporate Secretary and Corporate Counsel of The InterTech Group, Inc. located at 4838 Jenkins Avenue, North Charleston, SC 29405.	2,464
James P. Carney Director	Executive in Residence and Adjunct Faculty in the Department of Finance, Insurance and Real Estate at Virginia Commonwealth University. VCU is located at 1111 W. Broad St., Virginia 23284.	1,757
Richard K. Greaves(3) Director	Certified Public Accountant (self-employed), located at 9871 Welk Road, Chardon Township, Ohio 44024.	5,464
Robert B. Johnston Director	Vice President and Chief Strategy Officer for The InterTech Group, Inc. located at 4838 Jenkins Avenue, North Charleston, SC 29405.	10,000
Michael R. Winter Director	Retired	7,866

(1)	Unless otherwise indicated in this Appendix A, the business address of each participant identified is c/o Gas Natural Inc., 1375 East 9th Street, Suite 3100, Cleveland, OH 44114.
(2)	Shares of Gas Natural’s common stock held as of May 27, 2016.
(3)	For information regarding Mr. Greaves’ misdemeanor see “The Board of Directors” in this proxy statement.

A-I

Information Regarding Transactions in Company Securities by Participants

The following table summarizes, with respect to our common stock purchased or sold by each participant within the past two years, the dates on which they were purchased or sold and the amount purchased or sold on each such date. Unless otherwise indicated, all awards of common stock were granted for service as a director pursuant to our 2012 Incentive and Equity Award Plan. None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. For more information about each participant’s ownership of our common stock see “Security Ownership of Certain Beneficial Owners and Management” in this proxy statement.

Name	Date	Amount	Purchase, Sale, or Award
Gregory J. Osborne	04/01/2016	631	Award
	01/27/2016	500	Award
	10/12/2015	500	Award
	08/03/2015	500	Award
	07/21/2015	1,667	Award(1)
	06/24/2015	500	Award
	07/21/2014	500	Award
James E. Sprague	05/17/2016	2,500	Purchase
	05/16/2016	4,000	Purchase
	06/24/2015	1,000	Award
Kevin J. Degenstein	—	—	—
Jed D. Henthorne	—	—	—
Vincent A. Parisi	—	—	—
Michael B. Bender	04/01/2016	631	Award
	01/27/2016	500	Award
	10/12/2015	500	Award
	08/03/2015	500	Award
	06/24/2015	333	Award
James P. Carney	04/01/2016	631	Award
	01/27/2016	500	Award
	10/12/2015	500	Award
	08/03/2015	126	Award
Richard K. Greaves	04/01/2016	631	Award
	01/27/2016	500	Award
	10/12/2015	500	Award
	08/03/2015	500	Award
	06/24/2015	500	Award
Robert B. Johnston	05/23/2016	1,349	Purchase
	05/20/2016	1,200	Purchase
	05/12/2016	1,194	Purchase
	04/01/2016	631	Award
	01/27/2016	500	Award
	10/12/2015	500	Award
	08/14/2015	1,000	Purchase
	08/03/2015	500	Award

A-II

Name	Date	Amount	Purchase, Sale, or Award
Michael R. Winter	05/12/2016	2,000	Purchase
	04/01/2016	631	Award
	01/27/2016	500	Award
	10/12/2015	500	Award
	08/03/2015	500	Award
	07/29/2015	34	Purchase
	06/24/2015	1,167	Award
	04/29/2015	34	Purchase
	12/05/2014	2,500	Purchase

(1)	Vesting of shares of restricted stock granted to Mr. Osborne under his July 21, 2014 Restricted Stock Award Agreement. For more information see “Employment and Separation Agreements” in this proxy statement.

Certain Relationships and Related Transactions

For information regarding certain relationships and related transactions involving the participants, see “NIL Funding Corporation” contained in “Certain Relationships and Related Transactions” in this proxy statement.

Additional Information Concerning Participants

Except as described in this Appendix A or in this proxy statement, to our knowledge (i) no participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies, (ii) no participant or associate of any participant directly or indirectly, beneficially owns any securities of ours or any of our subsidiaries, (iii) no participant owns any securities of ours of record but not beneficially, (iv) no participant or associate of any participant has entered into any arrangement or understanding with any person with respect to any future employment by us or any of our affiliates or any future transactions to which we or any of our affiliates will or may be a party.

A-III

PRELIMINARY PROXY

PRELIMINARY PROXY

GAS NATURAL INC.
ANNUAL MEETING OF SHAREHOLDERS
[             ], 2016
[                            ]
[    ] a.m. [    ]
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Vincent A. Parisi and James E. Sprague, or either one of them acting singly, with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of Gas Natural Inc., to be held on [            ], 2016, at [    ], beginning at [    ] a.m. [    ], and any adjournments, and to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below, and on any other matters properly brought before the Annual Meeting or any adjournments thereof, all as set forth in the [           ], 2016 Proxy Statement. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report, including the Form 10-K for the year ended December 31, 2015, of Gas Natural Inc.

Using a black ink pen, please mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:	01 - Michael B. Bender	02 - James P. Carney	03 - Richard K. Greaves
	04 - Robert B. Johnston	05 - Gregory J. Osborne	06 - Michael R. Winter

☐ Mark here to vote FOR all nominees	☐ Mark here to WITHHOLD from all nominees

☐ For all EXCEPT — To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	1	2	3	4	5	6
	☐	☐	☐	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of MaloneBailey LLC as our independent auditor for the year ending December 31, 2016.	☐	☐	☐
3.	To approve the advisory resolution on executive compensation.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 4:

		FOR	AGAINST	ABSTAIN
4.	To repeal any amendments to the code of regulations adopted without shareholder approval after May 24, 2016.	☐	☐	☐

Please sign and date this GREEN proxy card below.

(Signature should be exactly as name or names appear on this proxy. If stock is held jointly each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.)
Date (mm/dd/yyyy): _________________________, 2016
________________________________________________
Signature
________________________________________________
Signature if held jointly
I plan to attend the meeting:Yes ☐ No ☐

This proxy will be voted FOR proposals 1, 2, and 3 and AGAINST proposal 4 unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the meeting.